Exhibit 10.1

EXECUTION VERSION

SIXTH AMENDMENT AND RESTATEMENT AGREEMENT dated as of August 10, 2016 (this “Amendment and Restatement Agreement”) by and among Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), each Lender party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), Swing Line Lender and L/C Issuer and Bank of America, N.A., Citibank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association and Wells Fargo Bank, National Association as Swing Line Lenders and L/C Issuers.

RECITALS:

Reference is made to the Fifth Amended and Restated Credit Agreement dated as of December 18, 2014 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”) among the Company, certain Subsidiaries of the Company party thereto, each lender from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and Bank of America, N.A., Wells Fargo Bank, National Association, HSBC Bank USA, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and U.S. Bank National Association, as Swing Line Lenders and L/C Issuers. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Amended Agreement (as defined below).

The Company has requested an amendment to the Existing Credit Agreement and in connection therewith, in each case on the terms and subject to the conditions set forth herein and in the Amended Agreement and on the Sixth Restatement Effective Date:

(A) the Company has decided to repay in full (the “Refinancing”) any outstanding Term Loans (as defined in the Existing Credit Agreement and referred to herein as the “Existing Term Loans”) and Revolving Credit Loans (as defined in the Existing Credit Agreement and referred to herein as the “Existing Revolving Loans” and, together with the Existing Term Loans, the “Existing Loans”), and to terminate any outstanding Revolving Credit Commitments (as defined in the Existing Credit Agreement and referred to herein as the “Existing Revolving Commitments”), it being understood and agreed that notwithstanding anything to the contrary in Section 3.07(a) of the Existing Credit Agreement, the Company shall not be required to compensate any holder of any Existing Loans who shall continue as a Lender under the Amended Agreement as of the Sixth Restatement Effective Date for any loss, cost or expense described in said Section 3.07(a) that is incurred by such holder in connection with the Refinancing;

(B) the financial institutions executing this Amendment and Restatement Agreement as Lenders have agreed to become Lenders and to provide Revolving Credit Commitments in the amounts set forth herein or in the Amended Agreement with respect to such Lenders;

(C) the financial institutions executing this Amendment and Restatement Agreement as Swing Line Lenders have agreed to become Swing Line Lenders and to provide Swing Line Commitments in the amounts set forth herein or in the Amended Agreement with respect to such Swing Line Lender; and

(D) the financial institutions executing this Amendment and Restatement Agreement as L/C Issuers have agreed to become L/C Issuers and to provide L/C Commitments in the amounts set forth herein or in the Amended Agreement with respect to such L/C Issuer.

In order to effect the foregoing, the Company and the other parties hereto desire to amend and restate, as of the Sixth Restatement Effective Date, the Existing Credit Agreement and to enter into certain other agreements herein, in each case subject to the terms and conditions set forth herein. Therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendment and Restatement of the Existing Credit Agreement. Effective as of the Sixth Restatement Effective Date:

(a) The Existing Credit Agreement is hereby amended and restated in its entirety in the form of the Sixth Amended and Restated Credit Agreement attached as Annex A hereto (the Existing Credit Agreement, as so amended and restated, being referred to as the “Amended Agreement”). The Amended Agreement shall delete the stricken text (indicated textually in the manner as the following example: ~~stricken text~~) and add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case from or to the Existing Credit Agreement, as applicable, as set forth in that certain blackline of the Amended Agreement against the Existing Credit Agreement posted to lenders on Syndtrak on August 9, 2016.

(b) All Schedules to the Existing Credit Agreement are hereby deleted and replaced with those Schedules to the Amended Agreement attached as Schedules hereto.

(c) All Exhibits to the Existing Credit Agreement are hereby deleted and replaced with those Exhibits to the Amended Agreement attached as Exhibits hereto.

SECTION 2. Representations and Warranties. To induce the other parties hereto to enter into this Amendment and Restatement Agreement, the Company represents and warrants to each other party hereto that as of the date hereof and as of the Sixth Restatement Effective Date:

(a) The execution, delivery and performance by the Company of this Amendment and Restatement Agreement are (i) within the Company’s corporate or other powers, (ii) have been duly authorized by all necessary corporate, shareholder or other organizational action, and (iii) do not and will not (A) contravene the terms of any of the Company’s Organization Documents, (B) conflict with or result in any breach or

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contravention of, or the creation of any Lien under (other than as permitted by Section 7.01 of the Amended Agreement), or require any payment to be made under (1) any Contractual Obligation to which the Company is a party or affecting the Company or the properties of the Company or any of its Subsidiaries or (2) any order, injunction, writ or decree, of or with any Governmental Authority or any arbitral award to which the Company or its property is subject, or (C) violate, in any material respect, any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (B) to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

(b) This Amendment and Restatement Agreement has been duly executed and delivered by the Company. This Amendment and Restatement Agreement (as of the date hereof and as of the Sixth Restatement Effective Date) and the Amended Agreement (as of the Sixth Restatement Effective Date) constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

(c) The representations and warranties of each Loan Party set forth in Article 5 of the Amended Agreement that are qualified by materiality are true and correct, and the representations and warranties that are not so qualified are true and correct in all material respects, in each case on and as of the date hereof (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date).

(d) After giving effect to this Amendment and Restatement Agreement and the transactions contemplated hereby, no Default has occurred and is continuing.

SECTION 3. Effectiveness of this Amendment and Restatement Agreement. This Amendment and Restatement Agreement shall become effective as of the date hereof; provided that the Administrative Agent shall have received duly executed counterparts hereof that, when taken together, bear the signatures of the Company, the Lenders, the Administrative Agent, each Swing Line Lender and each L/C Issuer.

SECTION 4. Effectiveness of Amended and Restated Credit Agreement. The effectiveness of the amendment and restatement of the Existing Credit Agreement in the form of the Amended Agreement is subject to the satisfaction of the following conditions precedent (the date on which all of such conditions shall first be satisfied, the “Sixth Restatement Effective Date”):

(a) This Amendment and Restatement Agreement shall have become effective in accordance with Section 3.

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(b) The conditions set forth in Section 4.02(a) and (b) of the Amended Agreement shall be satisfied, and the representations and warranties contained in Sections 5.05(b) and 5.06 shall be true and correct in all material respects, in each case on and as of the Sixth Restatement Effective Date, and the Administrative Agent shall have received a certificate dated as of the Sixth Restatement Effective Date, and signed by a Responsible Officer of the Company, to such effect.

(c) The Administrative Agent shall have received the favorable legal opinions of counsel to the Company addressed to the Administrative Agent and each Lender dated the Sixth Restatement Effective Date, which opinions shall be in form and substance substantially similar to those delivered in connection with the Existing Credit Agreement.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of execution, delivery and performance of this Amendment and Restatement Agreement and the Amended Agreement and any other legal matters relating to the Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e) The Company shall have paid all fees and other amounts due and payable pursuant to this Amendment and Restatement Agreement and the Fee Letters, including, to the extent invoiced, reimbursement or payment of reasonable out-of-pocket expenses in connection with this Amendment and Restatement Agreement and any other out-of-pocket expenses of the Administrative Agent required to be paid or reimbursed pursuant to the Amended Agreement, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

(f) Since December 31, 2015, there has been no change, occurrence or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(g) If requested at least 10 days prior to the Sixth Restatement Effective Date, the Administrative Agent and the Lenders shall have received, at least 3 Business Days prior to the Sixth Restatement Effective Date, all documentation and other information reasonably requested by them under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

The Administrative Agent shall notify the Company and the Lenders of the Sixth Restatement Effective Date and such notice shall be conclusive and binding.

SECTION 5. Effect of Amendment. (a) Except as expressly set forth herein or in the Amended Agreement, this Amendment and Restatement Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Amended Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit

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Agreement or any other provision of the Existing Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Company to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, the Amended Agreement or any other Loan Document in similar or different circumstances.

(b) On and after the Sixth Restatement Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed a reference to the Amended Agreement. This Amendment and Restatement Agreement shall constitute a “Loan Document” for all purposes of the Amended Agreement and the other Loan Documents.

SECTION 6. Governing Law. THIS AMENDMENT AND RESTATEMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7. Costs and Expenses. The Company agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment and Restatement Agreement, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

SECTION 8. Counterparts. This Amendment and Restatement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic imaging means of an executed counterpart of a signature page to this Amendment and Restatement Agreement shall be effective as delivery of an original executed counterpart of this Amendment and Restatement Agreement.

SECTION 9. Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Amendment and Restatement Agreement.

SECTION 10. Severability. If any provision of this Amendment and Restatement Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment and Restatement Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Jason L. Couturier
Name:	Jason L. Couturier
Title:	Senior Vice President of Finance and Treasurer

[Signature Page to Sixth Amendment and Restatement Agreement]

JPMORGAN CHASE BANK, N.A., as Lender, Administrative Agent, Swing Line Lender and L/C Issuer

By:	/s/ Tina Ruyter
Name:	Tina Ruyter
Title:	Executive Director

[Signature Page to Sixth Amendment and Restatement Agreement]

BANK OF AMERICA, N.A., as Lender, Swing Line Lender and L/C Issuer

By:	/s/ Andrew Wulff
Name:	Andrew Wulff
Title:	Associate

[Signature Page to Sixth Amendment and Restatement Agreement]

CITIBANK, N.A., as Lender, Swing Line Lender and L/C Issuer

By:	/s/ Lisa Huang
Name:	Lisa Huang
Title:	Vice President

[Signature Page to Sixth Amendment and Restatement Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender, Swing Line Lender and L/C Issuer

By:	/s/ Lillian Kim
Name:	Lillian Kim
Title:	Director

[Signature Page to Sixth Amendment and Restatement Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Lender, Swing Line Lender and L/C Issuer

By:	/s/ James F. Cooper
Name:	James F. Cooper
Title:	Sr. Vice President

[Signature Page to Sixth Amendment and Restatement Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender, Swing Line Lender and L/C Issuer

By:	/s/ Tracy Moosbrugger
Name:	Tracy Moosbrugger
Title:	Managing Director

[Signature Page to Sixth Amendment and Restatement Agreement]

[LENDERS]

By:	[On file with Administrative Agent]
Name:
Title:

[Signature Page to Sixth Amendment and Restatement Agreement]

Annex A

Sixth Amended and Restated Credit Agreement

[See attached.]

Annex A

Schedules

[See attached.]

Exhibits

[See attached.]

EXECUTION VERSION

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of August 10, 2016

among

FIDELITY NATIONAL INFORMATION SERVICES, INC.

and CERTAIN SUBSIDIARIES,

as Borrowers,

The LENDERS Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer

and

BANK OF AMERICA, N.A.,

CITIBANK, N.A.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

U.S. BANK NATIONAL ASSOCIATION and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Swing Line Lenders and L/C Issuers

JPMORGAN CHASE BANK, N.A.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CITIGROUP GLOBAL MARKETS INC.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

U.S. BANK NATIONAL ASSOCIATION and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Book Running Managers,

BANK OF AMERICA, N.A.,

CITIBANK, N.A.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

U.S. BANK NATIONAL ASSOCIATION and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

and

BARCLAYS BANK PLC,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

HSBC BANK USA, NATIONAL ASSOCIATION,

LLOYDS BANK PLC

PNC BANK, NATIONAL ASSOCIATION

and

SUNTRUST BANK

as Documentation Agents

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SCHEDULES

1.01	Unrestricted Subsidiaries
2.01	Revolving Credit Commitments
2.04	L/C Commitments
2.05	Swing Line Commitments
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B-1	Bid Request
B-2	Competitive Bid
C	Swing Line Loan Notice
D	Revolving Credit Note
E	Compliance Certificate
F	Assignment and Assumption
G	Designated Borrower Request and Assumption Agreement
H	Designated Borrower Notice
I-1	Form of U.S. Tax Compliance Certificate
I-2	Form of U.S. Tax Compliance Certificate
I-3	Form of U.S. Tax Compliance Certificate
I-4	Form of U.S. Tax Compliance Certificate

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

This SIXTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 10, 2016, among FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (the “Company”), certain Subsidiaries of the Company from time to time party hereto pursuant to Section 2.14 (each, a “Designated Borrower” and, together with the Company, the “Borrowers” and, each, a “Borrower”) each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and BANK OF AMERICA, N.A., CITIBANK, N.A., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Swing Line Lenders and L/C Issuers.

RECITALS

The Company, the Lenders, the Administrative Agent, certain of the L/C Issuers and certain of the Swing Line Lenders are party to the Existing Credit Agreement (such terms and other capitalized terms used in these preliminary statements being defined in Section 1.01 hereof).

Pursuant to the Sixth Amendment and Restatement Agreement and upon the terms and subject to satisfaction of the conditions set forth therein, the Existing Credit Agreement is being amended and restated in the form of this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“1934 Act” means the Securities Exchange Act of 1934.

“Absolute Rate” means a fixed rate of interest expressed in multiples of 1/100th of one basis point.

“Absolute Rate Loan” means a Bid Loan that bears interest at a rate determined with reference to an Absolute Rate.

“Acquisition” means the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or of more than 50% of the Equity Interests in a Person that, upon the consummation thereof, will be owned directly by the Company or one or more of its wholly owned Restricted Subsidiaries (including as a result of a merger or consolidation).

“Additional Alternative Currency” has the meaning set forth in Section 2.01(a).

“Additional Commitments Effective Date” has the meaning specified in Section 2.15(d).

“Additional Revolving Credit Commitments” has the meaning specified in Section 2.15(b).

“Administrative Agent” means JPMCB in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons.

“Agents” means, collectively, the Administrative Agent, the Syndication Agents, the Documentation Agents and the Supplemental Administrative Agents (if any).

“Aggregate Revolving Credit Commitments” means, at any time, the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders at such time.

“Agreement” means this Sixth Amended and Restated Credit Agreement.

“Alternative Currency” means each of Euro, Sterling, Australian Dollar and each other currency (other than Dollars) that is approved in accordance with Section 1.09.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the relevant L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company and its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means a percentage per annum equal to: with respect to (x) any Revolving Credit Loans, (y) the Commitment Fee in respect of any Revolving Credit Commitments, and (z) the L/C Fee in respect of any Revolving Credit Commitments, the following percentages per annum based upon the corporate rating of the Company in effect by the Specified Rating Agencies as set forth below:

Level	Corporate Ratings (Specified Rating Agencies)	Eurocurrency Rate and L/C Fee	Base Rate	Commitment Fee
1	At least A3 / A-	1.00%	0.00%	0.10%
2	Level 1 does not apply and at least Baa1 / BBB+	1.125%	0.125%	0.125%
3	Neither Level 1 nor 2 applies and at least Baa2 / BBB	1.25%	0.25%	0.15%
4	None of Levels 1, 2 or 3 applies and at least Baa3 / BBB-	1.50%	0.50%	0.20%
5	Below Baa3 / BBB-	1.75%	0.75%	0.25%

For purposes of the foregoing (i) if either Moody’s or S&P shall not have in effect a rating, then each rating agency that does not have in effect a rating shall be deemed to have established a rating in Level 5 and (ii) if the ratings established or deemed to have been established by the Specified Rating Agencies shall fall within different Levels, the applicable Level shall be based on the higher of the two ratings unless one of the two ratings is two or more grades lower than the other (with each ratings distinction comprising a separate grade, such that, e.g., BB+ is two grades lower than BBB), in which case the applicable Level shall be determined by reference to a rating a single grade below the higher of the two ratings.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the relevant L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14(a).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Tranche, the Lenders of such Tranche, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.04, the Revolving Credit Lenders, (c) with respect to the Swing Line Facility, (i) the Swing Line Lenders and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.05, the Revolving Credit Lenders and (d) with respect to Revolving Credit Loans of any Tranche, the Lenders of such Tranche.

“Approved Foreign Bank” has the meaning specified in clause (k) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means the following, each in their respective capacities as joint lead arranger and joint book running managers with respect to this Agreement: JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association and Wells Fargo Securities, LLC.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Australian Dollar” means the lawful currency of the Commonwealth of Australia.

“Australian Dollar Sublimit” means an amount equal to $175,000,000. The Australian Dollar Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.04(b)(iii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by JPMCB as its “prime rate” and (c) the Eurocurrency Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the Eurocurrency Screen Rate at approximately 11:00 a.m. London time on such day. The “prime rate” is a rate set by JPMCB based upon various factors including JPMCB’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by JPMCB shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Basel III” means the agreement on capital adequacy, stress testing and liquidity standards contained in “Basel III: a global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee in December 2010, each as amended, and any further guidance or standards published by the Basel Committee in relation to “Basel III”.

“Basel Committee” means the Basel Committee on Banking Supervision.

“Bid Borrowing” means a borrowing consisting of simultaneous Bid Loans of the same Type from each of the Lenders whose offer to make one or more Bid Loans as part of such borrowing has been accepted under the auction bidding procedures described in Section 2.03.

“Bid Loan” has the meaning specified in Section 2.03(a).

“Bid Loan Lender” means, in respect of any Bid Loan, the Lender making such Bid Loan to the Borrower.

“Bid Request” means a written request for one or more Bid Loans substantially in the form of Exhibit B-1.

“Borrowers” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Bid Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases on a balance sheet of the lessee.

“Cash Collateral” has the meaning specified in Section 2.04(g).

“Cash Collateral Account” means a deposit account at the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.04(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or any of its Restricted Subsidiaries:

(a) operating or deposit accounts maintained by the Restricted Companies;

(b) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof or other durations approved by the Administrative Agent;

(c) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof or other durations approved by the Administrative Agent and, at the time of acquisition, having a rating of at least “A-2” or “P-2” (or long-term ratings of at least “A3” or “A-”) from either S&P or Moody’s, or, with respect to municipal bonds, a rating of at least MIG 2 or VMIG 2 from Moody’s (or the equivalent thereof);

(d) commercial paper issued by any Lender that is a commercial bank or any bank holding company owning any Lender;

(e) commercial paper maturing not more than 12 months after the date of creation thereof or other durations approved by the Administrative Agent and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody’s and commercial paper maturing not more than 90 days after the creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s;

(f) domestic and eurodollar time deposits, certificates of deposit or bankers’ acceptances maturing no more than one year after the date of acquisition thereof or other durations approved by the Administrative Agent which are either issued by any Lender or any other banks having combined capital and surplus of not less than $100,000,000 (or in the case of foreign banks, the Dollar equivalent thereof) or are insured by the Federal Deposit Insurance Corporation for the full amount thereof;

(g) repurchase agreements with a term of not more than 30 days for, and secured by, underlying securities of the type without regard to maturity described in clauses (b), (c) and (f) above entered into with any bank meeting the qualifications specified in clause (f) above or securities dealers of recognized national standing;

(h) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types with regard to maturity of securities described in clauses (b) through (g) above;

(i) investments maintained in money market funds (as well as asset-backed securities and corporate securities that are eligible for inclusion in money market funds);

(j) fixed maturity securities which are rated BBB- and above by S&P or Baa3 and above by Moody’s; provided that the aggregate amount of Investments by any Person in fixed maturity securities which are rated BBB+, BBB or BBB- by S&P or Baa1, Baa2 or Baa3 by Moody’s shall not exceed 10% of the aggregate amount of Investments in fixed maturity securities by such Person; and

(k) solely with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of a country other than one that is subject to sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctioning authority, (any such bank being an “Approved Foreign Bank”) and maturing within 12 months of the date of acquisition or other durations approved by the Administrative Agent and (ii) (A) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank or (B) other temporary investments (with maturities less than 12 months or other durations approved by the Administrative Agent) of a non-speculative nature which are made with preservation of principal as the primary objective and in each case in accordance with normal investment practices for cash management of such Foreign Subsidiaries.

“Cash Management Practices” means the cash, Cash Equivalent and short-term investment management practices of the Consolidated Companies as approved by the board of directors or chief financial officer of the Company from time to time, including any Indebtedness of the Consolidated Companies having a maturity of 92 days or less representing borrowings from any financial institution with which the Consolidated Companies have a depository or other investment relationship in connection with such practices (or any Affiliate of such financial institution), which borrowings may be secured by the cash, Cash Equivalents and other short-term investments purchased by the relevant Consolidated Company with the proceeds of such borrowings.

“Cash on Hand” means, on any day, the sum of the amount of cash, Cash Equivalents and other short-term investments of the Consolidated Companies as set forth on the balance sheet of the Consolidated Companies on the last day of each calendar month ending during the four fiscal quarters most recently ended on or prior to such day, divided by twelve (it being understood that such amount shall exclude in any event any cash and Cash Equivalents identified on such balance sheet as “restricted” or otherwise subject to a security interest in favor of any other Person (other than non-consensual Liens permitted under Section 7.01)).

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the enactment or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any L/C Issuer (or, for purposes of Section 3.04(b), by any lending office of such Lender or by such Lender’s or such L/C Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued; provided further that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Act or pursuant to Basel III, then such Lender shall be compensated pursuant to Section 3.04 only to the extent such Lender is seeking such compensation from substantially all other borrowers then having the same credit rating as the Company (determined in the same manner as the Company’s credit rating is established for the purpose of applying the Applicable Margin under this Agreement) that are parties to credit facilities that afford such Lender the right to do so, and at the most favorable level of such compensation afforded to any of such borrowers.

“Change of Control” means (a) a “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the 1934 Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the 1934 Act), directly or indirectly, of more than 35% of the then outstanding voting stock of the Company or (b) during any period of twelve consecutive months, the board of directors of the Company shall cease to consist of a majority of the Continuing Directors.

“Citi” means Citibank, N.A. and its successors.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment Fee” has the meaning set forth in Section 2.10(a).

“Commitment Increase and Joinder Agreement” has the meaning specified in Section 2.15(c).

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and Tranche, in the same currency and, in the case of Eurocurrency Rate Committed Loans, having the same Interest Period.

“Committed Loan” means a Revolving Credit Loan.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Committed Loans, pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the introductory paragraph of this Agreement.

“Compensation Period” has the meaning specified in Section 2.12(b)(ii).

“Competitive Bid” means an offer by a Lender to make a Bid Loan in accordance with Section 2.03.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Companies” means the Company and its Consolidated Subsidiaries.

“Consolidated EBITDA” means, as of any date for the applicable period ending on such date with respect to the Company and its Restricted Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication,

(i) total interest expense,

(ii) income, franchise and similar taxes,

(iii) depreciation and amortization expense (including amortization of intangibles, goodwill and organization costs),

(iv) letter of credit fees,

(v) non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options to employees of the Company or any of its Restricted Subsidiaries pursuant to a written plan or agreement or the treatment of such options under variable plan accounting,

(vi) all extraordinary charges,

(vii) non-cash amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Loans) of the Company and its Restricted Subsidiaries,

(viii) cash expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Investment permitted under Section 7.02 (including any Permitted Acquisition), Equity Issuance or Debt Issuance (in each case, whether or not consummated),

(ix) any losses realized upon the Disposition of property or assets outside of the ordinary course of business,

(x) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition,

(xi) to the extent covered by insurance, expenses with respect to liability or casualty events or business interruption,

(xii) any non-cash purchase accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with any Investment permitted under Section 7.02 (including any Permitted Acquisition),

(xiii) non-cash losses from Joint Ventures and non-cash minority interest reductions,

(xiv) fees and expenses in connection with exchanges or refinancings of Indebtedness not prohibited by this Agreement,

(xv) (A) non-cash, non-recurring charges with respect to employee severance, (B) other non-cash, non-recurring charges so long as such charges described in this clause (B) do not result in a cash charge in a future period (except as permitted under clause (C)) and (C) non-recurring charges other than those referred to in clauses (A) and (B) so long as such charges described in this clause (C) do not exceed $100,000,000 during any fiscal year, and

(xvi) other expenses and charges of the Company and its Restricted Subsidiaries reducing Consolidated Net Income which do not represent a cash item in such period or any future period; minus

(c) an amount which, in the determination of Consolidated Net Income, has been included for

(i) (A) non-cash gains (other than with respect to cash actually received) and (B) all extraordinary gains, and

(ii) any gains realized upon the Disposition of property outside of the ordinary course of business, and

(d) excluding the effects of

(i) any unrealized losses or gains in respect of Swap Contracts, and

(ii) any losses or gains in respect of purchase accounting adjustments for earnout obligations arising from acquisitions,

all as determined in accordance with GAAP.

“Consolidated Interest Charges” means, as of any date for the applicable period ending on such date with respect to the Company and its Restricted Subsidiaries on a consolidated basis, the amount payable with respect to such period in respect of (a) total interest expense payable in cash plus pay-in-kind interest in respect of Indebtedness of the type set forth in clause (a) of the definition thereof (including the interest component under Capitalized Leases, but excluding, to the extent included in interest expense, (i) fees and expenses associated with the consummation of the Transactions, (ii) annual agency fees paid to the Administrative Agent, (iii) costs associated with obtaining Swap Contracts, (iv) fees and expenses associated with any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated) and (v) amortization of deferred financing costs), minus (b) interest income with respect to Cash on Hand of the Company and its Restricted Subsidiaries earned during such period, in each case as determined in accordance with GAAP.

“Consolidated Net Income” means, as of any date for the applicable period ending on such date with respect to the Company and its Restricted Subsidiaries on a consolidated basis, net income (excluding, without duplication, (i) extraordinary items and (ii) any amounts attributable to Investments in any Joint Venture to the extent that (A) such amounts were not earned by such Joint Venture during the applicable period, (B) there exists any legal or contractual encumbrance or restriction on the ability of such Joint Venture to pay dividends or make any other distributions in cash on the Equity Interests of such Joint Venture held by the Company and its Restricted Subsidiaries, but only to the extent so encumbered or restricted or (C) such Person does not have the right to receive or the ability to cause to be distributed its pro rata share of all earnings of such Joint Venture) as determined in accordance with GAAP; provided that Consolidated Net Income for any such period shall not include (w) the cumulative effect of a change in accounting principles during such period, (x) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, (y) any non-cash charges resulting from mark-to-market accounting relating to Equity Interests and (z) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangibles and No. 144 – Accounting for the Impairment or Disposal of Long-Lived Assets and the amortization of intangibles including arising pursuant to Statement of Financial Accounting Standards No. 141 – Business Combinations.

“Consolidated Shareholders’ Equity” means, as of any date of determination, the consolidated shareholders’ equity of the Company and its Subsidiaries that would be reported as shareholders’ equity on a consolidated balance sheet of the Company and its Subsidiaries prepared as of such date in accordance with GAAP.

“Consolidated Subsidiaries” means, with respect to any Person at any time, all Subsidiaries of such Person that would be consolidated in the financial statements of such Person on such date prepared in accordance with GAAP, but excluding any such consolidated Subsidiary of such Person that would not be so consolidated but for the effect of FIN 46.

“Continuing Directors” shall mean the directors of the Company on the Sixth Restatement Effective Date, and each other director whose election or nomination to the board of directors of the Company is approved by a majority of the then Continuing Directors.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Parties” means, collectively, the Administrative Agent, the Lenders, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.02.

“Debt Issuance” means the issuance by the Company and its Restricted Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in L/C Obligations or Swing Line Obligations or (iii) pay over to the Administrative Agent, any L/C Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder, unless (A) in the case of clause (i) above, such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or (B) in the case of clause (iii) above, such Lender notifies the Administrative Agent and the Company in writing that the failure to pay such other amount is the subject of a good faith dispute, (b) has notified the Company or the Administrative Agent, any L/C Issuer, any Swing Line Lender or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, any L/C Issuer, any Swing Line Lender or any other Lender or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding L/C Obligations and Swing Line Obligations under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Administrative Agent, L/C Issuer, Swing Line Lender or Lender’s and the Company’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) (i) has become the subject of a Bankruptcy Event or (ii) has, or has a direct or indirect parent company that has, become the subject of a Bail-in Action.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.14(a).

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14(a).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale of Equity Interests, but excluding any issuance by such Person of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the stated maturity date for the latest maturing Revolving Credit Loans outstanding on the date of issuance of such Equity Interest.

“Dissenting Lenders” has the meaning specified in Section 11.01(e).

“Documentation Agents” means Barclays Bank PLC, Credit Agricole Corporate and Investment Bank, HSBC Bank USA, National Association, Lloyds Bank PLC and PNC Bank, National Association, as documentation agents under this Agreement.

“Dollar” and “$” means lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the relevant L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person (other than a natural person) approved by (A) the Administrative Agent, (B) the L/C Issuers, (C) the Swing Line Lenders and (D) unless (x) such assignment is to a Revolving Credit Lender (who is not then a Defaulting Lender) or an Affiliate of a Revolving Credit Lender (who is not then a Defaulting Lender) if such Affiliate is a bank having a combined capital and surplus of not less than $100,000,000 (or in the case of foreign banks, the Dollar equivalent thereof) or (y) an Event of Default has occurred and is continuing under Section 8.01(a) or 8.01(f), the Company (each such approval not to be unreasonably withheld or delayed).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Restricted Company resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Issuance” means any issuance for cash by the Company and its Restricted Subsidiaries to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests. A Disposition shall not be deemed to be an Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums not yet due or premiums due but not yet delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Bid Margin” means the margin above or below the Eurocurrency Rate to be added to or subtracted from the Eurocurrency Rate, which margin shall be expressed in multiples of 1/100th of one basis point.

“Eurocurrency Margin Bid Loan” means a Bid Loan that bears interest at a rate based upon the Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to any Eurocurrency Rate Loan for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the relevant currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “Eurocurrency Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or, (i) in the case of Eurocurrency Rate Loans denominated in Sterling, such rate published at or about 11:00 a.m., London time, on the day of commencement of such Interest Period, or, (ii) in the case of Eurocurrency Rate Loans denominated in Australian Dollars, the average bid rate published at or about 10:30 a.m. (Melbourne time) on the first day of such Interest Period on the Reuters screen under the heading “BBSY” for bills of exchange having a tenor approximating as closely as possible the length of such Interest Period); provided that if the Eurocurrency Screen Rate (or the average bid rate referred to above in the case of Eurocurrency Rate Loans denominated in Australian Dollars) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Eurocurrency Screen Rate (or the average bid rate referred to above in the case of Eurocurrency Rate Loans denominated in Australian Dollars) shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the Eurocurrency Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Rate Committed Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Committed Loans that are Revolving Credit Loans may be denominated in Dollars or in an Alternative Currency.

“Eurocurrency Rate Loan” means a Eurocurrency Rate Committed Loan or a Eurocurrency Margin Bid Loan.

“Eurocurrency Rate Revolving Credit Loan” means a Eurocurrency Rate Loan that is a Revolving Credit Loan.

“Eurocurrency Screen Rate” has the meaning assigned to it in the definition of “Eurocurrency Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. (including any political subdivision thereof) withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Revolving Credit Commitment (other than pursuant to a replacement by the Company under Section 3.08) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Revolving Credit Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated as of December 18, 2014 (as amended, supplemented or otherwise modified from time to time prior to the Sixth Restatement Effective Date) among the Company, certain Subsidiaries of the Company from time to time party thereto, each Lender from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and Bank of America, N.A., Wells Fargo Bank, National Association, HSBC Bank USA, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and U.S. Bank National Association, as Swing Line Lenders and L/C Issuers.

“Extension Agreement” has the meaning specified in Section 2.17.

“Extension Date” has the meaning specified in Section 2.17.

“Facility” means the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“FATCA” means sections 1471 through 1474 of the Code, as in effect on the Sixth Restatement Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMCB on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, the letter agreements (i) between the Company and any one or more of the Arrangers and (ii) between the Company and the Administrative Agent, in each case in respect of this Agreement and dated July 25, 2016.

“Foreign Lender” means (a) with respect to any Borrower that is a U.S. Person, a Lender that is not a U.S. Person, and (b) with respect to a Borrower that is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee or any successor or similar authority to any of the foregoing).

“Granting Lender” has the meaning specified in Section 11.07(i).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Sixth Restatement Effective Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” means in respect of the Guarantee by the Guarantor Party set forth in Article 10 of this Agreement, all Obligations of each Designated Borrower now or hereafter existing (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, fees, indemnities, contract causes of action, costs, expenses or otherwise.

“Guarantor Party” has the meaning set forth in Section 10.01.

“Guaranty” means the Guarantee by the Company set forth in Article 10 of this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law as hazardous, toxic, pollutants or contaminants or words of similar meaning or effect.

“Historical Financial Statements” has the meaning specified in Section 5.05(a).

“Honor Date” has the meaning specified in Section 2.04(c)(i).

“Immaterial Subsidiaries” means, as of any date of determination, those Restricted Subsidiaries that, for the four fiscal quarter period ended most recently prior to such date of determination, (a) individually did not generate more than 10% of the Consolidated EBITDA of the Restricted Companies and (b) collectively did not generate more than 15% of the Consolidated EBITDA of the Restricted Companies. No Borrower shall be deemed to be an Immaterial Subsidiary.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments or agreements;

(b) the maximum available amount of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under Swap Contracts (with the amount of such net obligations being deemed to be the aggregate Swap Termination Value thereof as of such date);

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person, and (iii) any earn-out obligation that appears in the liabilities section of the balance sheet of such Person, to the extent (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment therefor are in escrow);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

(h) indebtedness or similar financing obligations of such Person under any Securitization Financing; and

(i) all Guarantees of such Person in respect of any of the foregoing paragraphs.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 11.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitees” has the meaning set forth in Section 11.05.

“Information” has the meaning specified in Section 11.09.

“Interest Coverage Ratio” means, as of the end of any fiscal quarter of the Company for the four fiscal quarter period ending on such date, the ratio of (a) Consolidated EBITDA of the Company and its Restricted Subsidiaries for such period to (b) Consolidated Interest Charges of the Company and its Restricted Subsidiaries for such period.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or any Specified Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date applicable to such Loan; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or any Specified Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date applicable to such Loan.

“Interest Period” means (a) as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or (or in the case of any Eurocurrency Rate Committed Loan) converted to or continued as a Eurocurrency Rate Loan and ending on the date one week, one month, two months, three months or six months thereafter, or to the extent available (as determined by each relevant Lender) to all relevant Lenders, twelve months thereafter, as selected by the Company in its Committed Loan Notice or Bid Request, as the case may be (or, in the case of Eurocurrency Rate Committed Loans, such other period as agreed by the Company and all applicable Lenders); and (b) as to each Absolute Rate Loan, a period of not less than 14 days and not more than 180 days as selected by the Company in its Bid Request; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii) other than with respect to one week Interest Periods, any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date applicable to such Loan.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Eurocurrency Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurocurrency Screen Rate for the longest period (for which the Eurocurrency Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the Eurocurrency Screen Rate for the shortest period (for which that Eurocurrency Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For all purposes of this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Company or any of its Subsidiaries, (b) any other Person designated by the Company in writing to the Administrative Agent (which designation shall be irrevocable) as a “Joint Venture” for purposes of this Agreement and at least 50% but less than 100% of whose Equity Interests are directly owned by the Company or any of its Subsidiaries, and (c) any Person in whom the Company or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Commitment” means, as to any L/C Issuer, its commitment to issue Letters of Credit, and to amend, increase or extend Letters of Credit previously issued by it, pursuant to Section 2.04, in an aggregate Outstanding Amount of the L/C Obligations with respect to Letters of Credit issued by such L/C Issuer at any time outstanding not to exceed (a) in the case of any L/C Issuer party hereto as of the Sixth Restatement Effective Date, the amount set forth opposite such L/C Issuer’s name on Schedule 2.04 under the heading “L/C Commitments”; and (b) in the case of any Revolving Credit Lender that becomes an L/C Issuer hereunder thereafter, the amount which shall be set forth in the written agreement by which such Revolving Credit Lender shall become an L/C Issuer hereunder, in each case as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such L/C Issuer, the Company and the Administrative Agent. The aggregate L/C Commitments of all the L/C Issuers shall be less than or equal to the Letter of Credit Sublimit at all times.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means JPMCB, Bank of America, Citi, MUFG, U.S. Bank, Wells Fargo Bank or any other Revolving Credit Lender (or Affiliate thereof) that agrees in writing with the Company and the Administrative Agent to act as an L/C Issuer, in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes the L/C Issuers and the Swing Line Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder, provided that each letter of credit outstanding under the Existing Credit Agreement immediately prior to the Sixth Restatement Effective Date shall be deemed to be a Letter of Credit hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means, at any time, an amount equal to the lesser of (a) $150,000,000 and (b) the Revolving Credit Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Leverage Ratio” means, as of the end of any fiscal quarter of the Company for the four fiscal quarter period ending on such date, the ratio of (a) Total Indebtedness on the last day of such period to (b) Consolidated EBITDA of the Restricted Companies for such period; provided that the amount of Total Indebtedness determined pursuant to clause (a) above at any date shall be reduced (i) by the amount of any outstanding Swing Line Loans or Revolving Credit Loans drawn for the purpose of card settlements so long as (x) such Swing Line Loans and Revolving Credit Loans are repaid within three Business Days after the date on which such Loans were drawn and (y) the Company certifies as to the amount of such Swing Line Loans and Revolving Credit Loans and such repayment in the applicable Compliance Certificate and (ii) in the case of any such Indebtedness of a Majority-Owned Subsidiary that is a Restricted Subsidiary, by an amount directly proportional to the amount (if any) by which Consolidated EBITDA determined pursuant to clause (b) above for such date was reduced (including through the calculation of Consolidated Net Income) by the elimination of a minority interest in such Majority-Owned Subsidiary owned by a Person other than a Restricted Company.

“Lien” means any mortgage, pledge, hypothecation, assignment for security, deposit arrangement for security, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing but excluding operating leases).

“Loan” means an extension of credit by a Lender to a Borrower under Article 2 in the form of a Revolving Credit Loan, a Bid Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Fee Letters, (d) each Letter of Credit Application, (e) each Designated Borrower Request and Assumption Agreement, (f) each Commitment Increase and Joinder Agreement and (g) the Sixth Amendment and Restatement Agreement.

“Loan Parties” means, collectively, the Company (including in its capacity as both a Borrower and the Guarantor Party) and each Designated Borrower.

“Majority-Owned Subsidiary” means a Consolidated Subsidiary that is not wholly-owned (directly or indirectly) by the Company.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, results of operations, or financial position of the Company and its Subsidiaries, taken as a whole, (b) a material and adverse effect on the ability of any Loan Party to perform its obligations under the Loan Documents or (c) a material and adverse effect on the rights and remedies of the Lenders under the Loan Documents.

“Material Companies” means the Company and all Restricted Subsidiaries (other than Immaterial Subsidiaries).

“Maturity Date” means with respect to each of (i) the Revolving Credit Commitments and the Revolving Credit Loans and (ii) the Bid Loans, the Revolver Maturity Date.

“Maximum Rate” has the meaning specified in Section 11.11.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“MUFG” means The Bank of Tokyo-Mitsubishi UFJ, Ltd. and its successors.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Nonrenewal Notice Date” has the meaning specified in Section 2.04(b)(iii).

“Note” means a Revolving Credit Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than a replacement made pursuant to Section 3.08) and except any Excluded Taxes.

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans and Swing Line Loans on any date, the principal amount thereof (or, in the case of the Revolving Credit Loans, the Dollar Equivalent amount thereof) after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Borrowings as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMCB in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.07(f).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an Acquisition permitted pursuant to Section 7.02. It is understood and agreed that all “Permitted Acquisitions” (as defined in the Existing Credit Agreement) effected prior to the Sixth Amendment Restatement Date are deemed to be Permitted Acquisitions hereunder.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, or any excess amount that is otherwise permitted to be incurred pursuant to Section 7.03, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the shorter of (i) the Indebtedness being modified, refinanced, refunded, renewed or extended and (ii) the Tranche of Loans or Revolving Credit Commitments with the latest final maturity date then in effect (and, in the case of clause (ii), maturing not earlier than 91 days later than such final maturity date), (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole, (d) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor (or another of the Restricted Companies, at the election of the Company) on the Indebtedness being modified, refinanced, refunded, renewed or extended, and with respect to subordinated Indebtedness the obligations of such obligors shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in documentation governing the Indebtedness, taken as a whole and (e) at the time thereof, no Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) maintained or sponsored by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis” and “Pro Forma Compliance” mean, for purposes of calculating compliance with the Leverage Ratio or each of the other financial covenants set forth in Section 7.07, in each case in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included and (ii) in the case of a Specified Disposition described in the definition of “Specified Transaction”, shall be excluded, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by any

Restricted Company in connection with such Specified Transaction, and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to the Leverage Ratio and the other financial covenants set forth in Section 7.07 to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and may take into account cost savings for which the necessary steps have been implemented or are reasonably expected to be implemented within eighteen months after the closing of the applicable Permitted Acquisition; provided, that the aggregate amount of any such cost savings added back in determining Consolidated EBITDA for any period of four consecutive fiscal quarters shall not exceed 10% of Consolidated EBITDA (for avoidance of doubt, determined on a Pro Forma Basis but prior to adding back any such cost savings) for such period of four consecutive fiscal quarters.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Revolving Credit Commitments under the applicable Facility or Facilities at such time; provided that in the case of Section 2.16 when a Defaulting Lender shall exist under any Revolving Credit Facility, “Pro Rata Share” shall mean the percentage of the total Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Acquisition” means any Permitted Acquisition by the Restricted Companies, if the aggregate amount of Indebtedness incurred by the Restricted Companies to finance the purchase price of, or other consideration for, or assumed by the Restricted Companies in connection with, such Permitted Acquisition is at least $750,000,000.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any L/C Issuer, as applicable and (d) any Swing Line Lender, as applicable.

“Register” has the meaning set forth in Section 11.07(e).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to a Bid Loan, a Bid Request, (c) with respect to an L/C Credit Extension, a Letter of Credit Application, and (d) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments, if any; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of

Required Lenders; provided further that Bid Loans shall not be included in the determination of Total Outstandings above except (x) for purposes of declaring Loans to be due and payable pursuant to Section 8.02 and (y) for all purposes after the Loans become due and payable pursuant to Section 8.02 or after the Aggregate Revolving Credit Commitments expire or terminate.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party (or any other person duly authorized by a Loan Party to act with respect to the Loan Documents on behalf of such Loan Party) and, as to any document delivered on the Sixth Restatement Effective Date, any secretary, assistant secretary or assistant corporate secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Companies” means the Company and its Restricted Subsidiaries, and “Restricted Company” means any of the foregoing.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Restricted Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Persons thereof). The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the board of directors of the Company and evidenced by a board resolution.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary (including in any event each Designated Borrower).

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the relevant L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the relevant L/C Issuer shall determine or the Required Lenders shall require.

“Revolver Maturity Date” means August 10, 2021, or, as to any Revolving Credit Lender for which the Revolver Maturity Date is extended pursuant to Section 2.17, the date to which the Revolver Maturity Date is so extended or, if such day is not a Business Day, the next preceding Business Day.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and currency, and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal or face amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name under the caption “Revolving Credit Commitment” (i) on Schedule 2.01, (ii) in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, or (iii) in the case of any Lender that provides new Revolving Credit Commitments pursuant to Section 2.15, in the applicable Commitment Increase and Joinder Agreement, as applicable, and as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders is $3,000,000,000 on the Sixth Restatement Effective Date.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” means a Loan made by a Revolving Credit Lender pursuant to its Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of a Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit D hereto, evidencing the aggregate indebtedness of such Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Outstandings” means, with respect to any Revolving Credit Lender at any time, the sum of the aggregate Outstanding Amount of such Lender’s Revolving Credit Loans plus its Pro Rata Share, determined for this purpose solely among the Revolving Credit Commitments, of the Outstanding Amount of the L/C Obligations plus its Swing Line Obligations.

“S&P” means Standard & Poor’s Financial Services LLC, and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the relevant L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country” means, at any time, a country, region or territory to the extent that the government of such country or territory is the subject of any Sanctions imposed by any Sanctions Authority (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any publicly available Sanctions-related list of designated Persons maintained by any Sanctions Authority, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union and (d) Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Financing” has the meaning referred to in Section 7.03(r).

“Securitization Vehicle” means one or more special purpose vehicles that are, directly or indirectly, wholly-owned Subsidiaries of the Company and are Persons organized for the limited purpose of entering into a Securitization Financing by purchasing, or receiving by way of capital contributions, sale or other transfer, assets from the Company and its Subsidiaries and obtaining financing for such assets from third parties, and whose structure is designed to insulate such vehicle from the credit risk of the Company.

“Sixth Amendment and Restatement Agreement” means the Sixth Amendment and Restatement Agreement dated as of August 10, 2016 among the Company, the Lenders party thereto, the Administrative Agent, the L/C Issuers and the Swing Line Lenders.

“Sixth Restatement Effective Date” means August 10, 2016.

“Sixth Restatement Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of this Agreement and the Sixth Amendment and Restatement Agreement and (b) the payment of the fees and expenses incurred in connection with any of the foregoing.

“SPC” has the meaning specified in Section 11.07(i).

“Specified Disposition” means any sale, transfer or other disposition, or series of related sales, transfers or other dispositions (other than (x) in the ordinary course of business or (y) among Restricted Companies), (a) that involves assets comprising all or substantially all of an operating unit of a business or common Equity Interests of any Person, in each case owned by any Restricted Company and (b) that, at the time of such disposition, represents more than 5% of the Consolidated EBITDA of the Restricted Companies; provided that at the discretion of the Company, any such disposition that meets the criteria set forth in clause (a) above but not the criteria set forth in clause (b) above may be deemed to be a Specified Disposition for purposes of calculations made on a Pro Forma Basis.

“Specified Rate Loan” means a loan that bears interest at a rate per annum equal to (a) the Federal Funds Rate plus the Applicable Margin specified for Revolving Credit Loans or (b) such other rate as may be agreed between the Company and the Swing Line Lenders.

“Specified Rating Agencies” means S&P and Moody’s.

“Specified Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, chief accounting officer or chief legal officer of the Company.

“Specified Transaction” means, any Investment, Restricted Payment, designation of an Unrestricted Subsidiary, or incurrence of Indebtedness in respect of which compliance with the financial covenants set forth in Section 7.07 is by the terms of this Agreement required to be calculated on a Pro Forma Basis, or any Specified Disposition.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the relevant L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or any such L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Supplemental Administrative Agent” has the meaning specified in Section 9.12 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement or related schedules, including any such obligations or liabilities arising therefrom.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Commitment” means, as to any Swing Line Lender, its commitment to make Swing Line Loans pursuant to Section 2.05, in an aggregate principal amount at any time outstanding not to exceed (a) in the case of any Swing Line Lender party hereto as of the Sixth Restatement Effective Date, the amount set forth opposite such Lender’s name in Schedule 2.05 under the heading “Swing Line Commitments” and (b) in the case of any Revolving Credit Lender that becomes a Swing Line Lender hereunder thereafter, that amount which shall be set forth in the written agreement by which such Lender shall become a Swing Line Lender. The aggregate Swing Line Commitment of all the Swing Line Lenders shall be less or equal to the Swing Line Sublimit at all times.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lenders pursuant to Section 2.05.

“Swing Line Lender” means (a) JPMCB, (b) Bank of America, (c) Citi, (d) MUFG, (e) U.S. Bank, (f) Wells Fargo Bank and (g) each other Revolving Credit Lender, if any, as the Company may from time to time select as a Swing Line Lender hereunder (provided that such Lender shall be reasonably acceptable to the Administrative Agent and has agreed to be a Swing Line Lender hereunder in a writing satisfactory to the Administrative Agent, executed by such Lender, the Company and the Administrative Agent), in each case in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit C.

“Swing Line Obligations” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Obligations of any Lender at any time shall be the sum of (a) its Pro Rata Share, determined for this purpose solely among the Revolving Credit Commitments, of the total Swing Line Obligations at such time related to Swing Line Loans other than any Swing Line Loans made by such Lender in its capacity as a Swing Line Lender and (b) if such Lender shall be a Swing Line Lender, the aggregate principal amount of all Swing Line Loans made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in such Swing Line Loans).

“Swing Line Sublimit” means an amount equal to $450,000,000. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Syndication Agents” means Bank of America, Citi, MUFG, U.S. Bank and Wells Fargo Bank, as syndication agents under this Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminating Lender” has the meaning set forth in Section 2.17.

“Threshold Amount” means $250,000,000.

“Total Indebtedness” means, without duplication, (a) the aggregate Outstanding Amount of all Loans, the aggregate undrawn amount of all outstanding trade Letters of Credit and all Unreimbursed Amounts and (b) all other Indebtedness of the Restricted Companies of the type referred to in clauses (a), (b) (but solely in respect of letters of credit and bankers’ acceptances, and solely to the extent drawn and not yet reimbursed), (e), (f) and (h) of the definition thereof and all Guarantees of the Company and its Restricted Subsidiaries in respect of such Indebtedness of any other Person.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, all L/C Obligations, Bid Loans and Swing Line Loans.

“Tranche” means, when used with respect to Revolving Credit Lenders, Revolving Credit Commitments, Revolving Credit Loans or a Revolving Credit Borrowing, refers to whether such lenders, commitments or loans (or loans comprising such borrowing) are (i) Revolving Credit Lenders, Revolving Credit Commitments or Revolving Credit Loans under Section 2.01(a) or (ii) holders of any tranche of additional Revolving Credit Loans under Section 2.15(b), Additional Revolving Credit Commitments in respect thereof or such additional Revolving Credit Loans.

“Transactions” means, collectively, the Transactions (as defined in the Existing Credit Agreement) and the Sixth Restatement Transactions.

“Type” means (a) with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan and (b) with respect to a Bid Loan, its character as an Absolute Rate Loan or a Eurocurrency Margin Bid Loan.

“U.S. Bank” means U.S. Bank National Association and its successors.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(f)(ii)(B)(3).

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.04(c)(i).

“Unrestricted Subsidiary” means (a) each Subsidiary of the Company listed on Schedule 1.01 and (b) any Subsidiary of the Company designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the Sixth Restatement Effective Date (and continuing until such time that such designation may be thereafter revoked by the Company).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo Bank” means Wells Fargo Bank, National Association and its successors.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(f) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations pursuant to Section 7.07) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered to the Lenders pursuant to Section 6.01.

(b) If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent and the Company shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders a written reconciliation in form reasonably satisfactory to the Administrative Agent, between calculations of such ratio made before and after giving effect to such change in GAAP.

(c) Notwithstanding anything to the contrary contained herein, financial ratios and other financial calculations pursuant to this Agreement shall, following any Specified Transaction, be calculated on a Pro Forma Basis until the completion of four full fiscal quarters following such Specified Transaction.

Section 1.04. Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurocurrency Rate Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

Section 1.08. Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the relevant L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the relevant L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Revolving Credit Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Revolving Credit Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Credit Borrowing, Eurocurrency Rate Revolving Credit Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the relevant L/C Issuer, as the case may be.

Section 1.09. Additional Alternative Currencies. (a) The Company may from time to time request that Eurocurrency Rate Revolving Credit Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Revolving Credit Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuers.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 15 Business Days prior to the date of the desired Credit Extension (or such earlier time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuers, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Revolving Credit Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuers thereof. Each Revolving Credit Lender (in the case of any such request pertaining to Eurocurrency Rate Revolving Credit Loans) or each L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Revolving Credit Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Credit Lender or an L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such L/C Issuer, as the case may be, to permit Eurocurrency Rate Revolving Credit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Credit Lenders consent to making Eurocurrency Rate Revolving Credit Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Revolving Credit Loans; and if the Administrative Agent and all the L/C Issuers consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Company, it being acknowledged and agreed that the Company shall be permitted to create a new Revolving Credit Facility in respect of such currency pursuant to and in accordance with the last sentence of Section 2.01(a).

ARTICLE 2

THE REVOLVING CREDIT COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. The Committed Loans. (a) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day until the Maturity Date applicable to such Lender’s Revolving Credit Commitment, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, (x) the Revolving Outstandings of any Lender shall not exceed such Lender’s Revolving Credit Commitment, (y) the aggregate Outstanding Amount of all Revolving Credit Loans denominated in Australian Dollars, plus the Outstanding Amount of all L/C Obligations denominated in Australian Dollars shall not exceed the Australian Dollar Sublimit and (z) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, a Borrower may borrow under this Section 2.01(a), prepay under Section 2.06 and reborrow under this Section 2.01(a). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Notwithstanding the foregoing, in the event the Borrowers desire to make a Revolving Credit Borrowing in a currency other than Dollars or an Alternative Currency and some, but not all, of the Revolving Credit Lenders are willing to fund such Borrowing in the Borrowers’ desired currency, the Borrowers shall be permitted, with the reasonable consent of the Administrative Agent, to create a new Revolving Credit Facility in which only Revolving Credit Lenders willing to fund in the desired currency (each, an “Additional Alternative Currency”) shall participate (and solely with respect to such new Revolving Credit Facility, such Additional Alternative Currency shall be deemed to be an Alternative Currency for all purposes hereof). Each Revolving Credit Lender may, at its option, make any Revolving Credit Loan denominated in an Alternative Currency available to any Designated Borrower that is a Foreign Subsidiary by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Designated Borrower to repay such Loan in accordance with the terms of this Agreement.

(b) Revolving Credit Loans. All Revolving Credit Loans will be made by all Revolving Credit Lenders in accordance with their Pro Rata Share of the Revolving Credit Facility until the Revolver Maturity Date.

Section 2.02. Borrowings, Conversions and Continuations of Committed Loans. (a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Committed Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of Eurocurrency Rate Committed Loans denominated in Dollars, continuation of Eurocurrency Rate Committed Loans denominated in Dollars or any conversion of Base Rate Committed Loans to Eurocurrency Rate Committed Loans denominated in Dollars (provided that, if such Borrowing is the initial Credit Extension to be made on the Sixth Restatement Effective Date, notice must be received by the Administrative Agent not later than 2:00 p.m. two Business Days prior to the requested date of such Borrowing), (ii) 1:00 p.m. four Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Committed Loans denominated in Alternative Currencies, and (iii) 12:00 p.m. on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.04(c)(i) and 2.05(c)(i), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Committed Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or which existing Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) in the case of a Revolving Credit Borrowing, the relevant currency and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, a Eurocurrency Rate Committed Loan with an Interest Period of one month (subject to the definition of Interest Period). Any such automatic conversion to Eurocurrency Rate Committed Loans with an Interest Period of one month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Committed Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount (and currency) of its Pro Rata Share of the applicable Tranche of Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Eurocurrency Rate Loans with an Interest Period of 1 month or continuation described in Section 2.02(a). In the case of each Committed Borrowing, each Appropriate Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the relevant Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the relevant Borrower on the books of JPMCB with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Company; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Company, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing denominated in Dollars shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the relevant Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Committed Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Committed Loan unless the relevant Borrower pays the amount due, if any, under Section 3.06 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Committed Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in JPMCB’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 20 Interest Periods in effect with respect to Committed Loans.

(f) The failure of any Lender to make the Committed Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Committed Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Committed Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03. Bid Loans. (a) General. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees that the Company may from time to time request the Revolving Credit Lenders of any Tranche or both Tranches to submit offers to make loans (each such loan, a “Bid Loan”) to the Company prior to the Revolver Maturity Date pursuant to this Section 2.03; provided, however, that after giving effect to any Bid Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Credit Commitments.

(b) Requesting Competitive Bids. The Company may request the submission of Competitive Bids by delivering a Bid Request to the Administrative Agent not later than 12:00 noon (i) one Business Day prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, or (ii) four Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurocurrency Margin Bid Loans. Each Bid Request shall specify (i) the requested date of the Bid Borrowing (which shall be a Business Day), (ii) the aggregate principal amount of Bid Loans requested (which must be $10,000,000 or a whole multiple of $1,000,000 in excess thereof), (iii) the Type of Bid Loans requested, (iv) the requested currency and (v) the duration of the Interest Period with respect thereto, and shall be signed by a Responsible Officer of the Company. No Bid Request shall contain a request for (i) more than one Type of Bid Loan or (ii) Bid Loans having more than three different Interest Periods. Unless the Administrative Agent otherwise agrees in its sole and absolute discretion, the Company may not submit a Bid Request if it has submitted another Bid Request within the prior five Business Days.

(c) Submitting Competitive Bids.

(i) The Administrative Agent shall promptly notify each Revolving Credit Lender of each Bid Request received by it from the Company and the contents of such Bid Request.

(ii) Each Revolving Credit Lender may (but shall have no obligation to) submit a Competitive Bid containing an offer to make one or more Bid Loans in response to such Bid Request. Such Competitive Bid must be delivered to the Administrative Agent not later than 10:30 a.m. (A) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, and (B) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurocurrency Margin Bid Loans; provided, however, that any Competitive Bid submitted by JPMCB in its capacity as a Revolving Credit Lender in response to any Bid Request must be submitted to the Administrative Agent not later than 10:15 a.m. on the date on which Competitive Bids are required to be delivered by the other Lenders in response to such Bid Request. Each Competitive Bid shall specify (A) the proposed date of the Bid Borrowing; (B) the principal amount of each Bid Loan for which such Competitive Bid is being made, which principal amount (x) may be equal to, greater than or less than the Revolving Credit Commitment of the bidding Lender, (y) must be $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (z) may not exceed the principal amount of Bid Loans for which Competitive Bids were requested; (C) if the proposed Bid Borrowing is to consist of Absolute Rate Bid Loans, the Absolute Rate offered for each such Bid Loan and the Interest Period applicable thereto; (D) the proposed currency of each Bid Loan; (E) if the proposed Bid Borrowing is to consist of Eurocurrency Margin Bid Loans, the Eurocurrency Bid Margin with respect to each such Eurocurrency Margin Bid Loan and the Interest Period applicable thereto; and (F) the identity of the bidding Lender.

(iii) Any Competitive Bid shall be disregarded if it (A) is received after the applicable time specified in clause (ii) above, (B) is not substantially in the form of a Competitive Bid as specified herein, (C) contains qualifying, conditional or similar language, (D) proposes terms other than or in addition to those set forth in the applicable Bid Request, or (E) is otherwise not responsive to such Bid Request. Any Revolving Credit Lender may correct a Competitive Bid containing a manifest error by submitting a corrected Competitive Bid (identified as such) not later than the applicable time required for submission of Competitive Bids. Any such submission of a corrected Competitive Bid shall constitute a revocation of the Competitive Bid that contained the manifest error. The Administrative Agent may, but shall not be required to, notify any Revolving Credit Lender of any manifest error it detects in such Lender’s Competitive Bid.

(iv) Subject only to the provisions of Sections 3.02, 3.03 and 4.01 and clause (iii) above, each Competitive Bid shall be irrevocable.

(d) Notice to Company of Competitive Bids. Not later than 11:00 a.m. (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, or (ii) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurocurrency Margin Bid Loans, the Administrative Agent shall notify the Company of the identity of each Lender that has submitted a Competitive Bid that complies with Section 2.03(c) and of the terms of the offers contained in each such Competitive Bid.

(e) Acceptance of Competitive Bids. Not later than 12:00 p.m. (x) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, and (y) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurocurrency Margin Bid Loans, the Company shall notify the Administrative Agent of its acceptance or rejection of the offers notified to it pursuant to Section 2.03(d). The Company shall be under no obligation to accept any Competitive Bid and may choose to reject all Competitive Bids. In the case of acceptance, such notice shall specify the aggregate principal amount of Competitive Bids for each Interest Period that is accepted. The Company may accept any Competitive Bid in whole or in part; provided that:

(i) the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Bid Request;

(ii) the principal amount of each Bid Loan must be $5,000,000 or a whole multiple of $1,000,000 in excess thereof;

(iii) the acceptance of offers may be made only on the basis of ascending Absolute Rates or Eurocurrency Bid Margins within each Interest Period; and

(iv) the Company may not accept any offer regarding which the Administrative Agent has notified the Company that such offer is either (a) of the type described in Section 2.03(c)(iii) or (b) otherwise fails to comply with the requirements hereof.

(f) Procedure for Identical Bids. If two or more Lenders have submitted Competitive Bids at the same Absolute Rate or Eurocurrency Bid Margin, as the case may be, for the same Interest Period, and the result of accepting all of such Competitive Bids in whole (together with any other Competitive Bids at lower Absolute Rates or Eurocurrency Bid Margins, as the case may be, accepted for such Interest Period in conformity with the requirements of Section 2.03(e)(iii)) would be to cause the aggregate outstanding principal amount of the applicable Bid Borrowing to exceed the amount specified therefor in the related Bid Request, then, unless otherwise agreed by the Company, the Administrative Agent and such Lenders, such Competitive Bids shall be accepted as nearly as possible in proportion to the amount offered by each such Lender in respect of such Interest Period, with such accepted amounts being rounded to the nearest whole multiple of $1,000,000.

(g) Notice to Lenders of Acceptance or Rejection of Bids. The Administrative Agent shall promptly notify each Lender having submitted a Competitive Bid whether or not its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the applicable Bid Borrowing. Any Competitive Bid or portion thereof that is not accepted by the Company by the applicable time specified in Section 2.03(e) shall be deemed rejected.

(h) Notice of Eurocurrency Rate. If any Bid Borrowing is to consist of Eurocurrency Margin Bid Loans, the Administrative Agent shall determine the Eurocurrency Rate for the relevant Interest Period, and promptly after making such determination, shall notify the Company and the Lenders that will be participating in such Bid Borrowing of such Eurocurrency Rate.

(i) Funding of Bid Loans. Each Lender that has received notice pursuant to Section 2.03(g) that all or a portion of its Competitive Bid has been accepted by the Company shall make the amount of its Bid Loan(s) available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the date of the requested Bid Borrowing. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent.

(j) Notice of Range of Bids. After each Competitive Bid auction pursuant to this Section 2.03, the Administrative Agent shall notify each Lender that submitted a Competitive Bid in such auction of the ranges of bids submitted (without the bidder’s name) and accepted for each Bid Loan and the aggregate amount of each Bid Borrowing.

Section 2.04. Letters of Credit. (a) The Letter of Credit Commitments. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Sixth Restatement Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the relevant Borrower and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.04(b), and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the relevant Borrower; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension or after giving effect thereto, (v) the Outstanding Amount of the L/C Obligations with respect to Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Commitment, (w) the Total Revolving Outstandings would exceed the Aggregate Revolving Credit Commitments, (x) the Revolving Outstandings of any Lender would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) the aggregate Outstanding Amount of all Revolving Credit Loans denominated in Australian Dollars, plus the Outstanding Amount of all L/C Obligations denominated in Australian Dollars would exceed the Australian Dollar Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Sixth Restatement Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Sixth Restatement Effective Date and which, in each case, such L/C Issuer in good faith deems material to it;

(B) subject to Section 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Revolving Credit Lenders (other than any Revolving Credit Lender that is a Defaulting Lender) have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders (other than any Revolving Credit Lender that is a Defaulting Lender) have approved such expiry date; or

(D) the issuance of such Letter of Credit would violate any Laws or one or more policies of such L/C Issuer.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, or such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request. In the event that any Letter of Credit Application includes representations and warranties, covenants and/or events of default that do not contain the materiality qualifiers, exceptions or thresholds that are applicable to the analogous provisions of this Agreement or other Loan Documents, or are otherwise more restrictive, the relevant qualifiers, exceptions and thresholds contained herein shall be incorporated therein or, to the extent more restrictive, shall be deemed for purposes of such Letter of Credit Application to be the same as the analogous provisions herein.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative

Agent has received a copy of such Letter of Credit Application from the Company and, if not, the relevant L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof (such confirmation to be promptly provided by the Administrative Agent), then, subject to the terms and conditions hereof, the relevant L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the relevant Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Company so requests in any applicable Letter of Credit Application, the relevant L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Company shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.04(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Credit Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the relevant Borrower shall reimburse the relevant L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the relevant Borrower will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the relevant L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 4:00 p.m. on the date of any payment by the relevant L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency; provided that if notice of such drawing is not provided to the Company prior to 1:00 p.m. on the Honor Date, then the relevant Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency on the next succeeding Business Day and such extension of time shall be reflected in computing fees in respect of any such Letter of Credit. If the relevant Borrower fails to so reimburse the relevant L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Company shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the relevant L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including the Lender acting as the relevant L/C Issuer) shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans, the Company shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the relevant L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by a Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of any Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Lender pays such amount (with interest as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.04(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) If, at any time after the relevant L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of relevant L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse any L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of a Borrower in respect of such Letter of Credit;

(vi) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to a Borrower or in the relevant currency markets generally; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such L/C Issuer’s gross negligence or willful misconduct. The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the relevant Borrower’s instructions or other irregularity, such Borrower will promptly notify the relevant L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the relevant L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, any Agent-Related Person nor any of

the respective correspondents, participants or assignees of such L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers from pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under this Agreement or any other agreement. None of any L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.04(e); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against any L/C Issuer, and any L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by a Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the relevant L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the relevant L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the relevant L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the relevant Borrower shall, within three Business Days, Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be) or, in the case of clause (ii), provide a back-to-back letter of credit in a face amount at least equal to the then undrawn amount of such Letter of Credit from an issuer and in form and substance reasonably satisfactory to the relevant L/C Issuer. Unless at the option of the Company, Cash Collateral was deposited in the foreign currency in which the applicable Letter of Credit was issued, the Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Cash Collateral shall be maintained in a Cash Collateral Account. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than rights or claims of the Administrative Agent arising by operation of law or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the aggregate Outstanding Amount of all L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrowers.

(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the relevant L/C Issuer and the Company when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued for the account of a Borrower equal to the Applicable Margin times the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by such L/C Issuer for the account of a Borrower equal to 0.125% per annum (or, in the case of any L/C Issuer, any lesser percentage that may be agreed by the Borrowers and such L/C Issuer) of the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrowers shall pay directly to each L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five Business Days of demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l) Requirement to Fund Letters of Credit. Each Revolving Credit Lender will be required, in accordance with such Lender’s Pro Rata Share of the Revolving Credit Facility, to fund Unreimbursed Amounts pursuant to Section 2.04(c)(i) arising on or after such date and/or fund participations in Unreimbursed Amounts; provided that the aggregate Outstanding Amount of the Revolving Credit Loans of such Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Swing Line Obligations shall not exceed such Lender’s Revolving Credit Commitment.

(m) Defaulting Lenders. This Section 2.04 shall be subject to the applicable provisions of Section 2.16 in the event any Revolving Credit Lender becomes a Defaulting Lender.

Section 2.05. Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lenders severally agree to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day until the Revolver Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided that after giving effect to any Swing Line Loan, (x) the aggregate principal amount of outstanding Swing Line Loans made by any Swing Line Lender shall not exceed such Swing Line Lender’s Swing Line Commitment, (y) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Credit Commitments and (z) the Revolving Outstandings of any Lender shall not exceed such Lender’s Revolving Credit Commitment; provided further that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.05, prepay under Section 2.06 and reborrow under this Section 2.05. Each Swing Line Loan shall be (i) for the first three Business Days that it remains outstanding, a Specified Rate Loan and (ii) thereafter, a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lenders a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lenders and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lenders and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date or such later time on the requested borrowing date as may be approved by the Swing Line Lenders in their sole discretion, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lenders and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lenders of any telephonic Swing Line Loan Notice, the Swing Line Lenders will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lenders will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lenders have received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 3:30 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lenders not to make such Swing Line Loan as a result of the limitations set forth in the provisos to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line

Lenders will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company. Unless otherwise agreed among the Swing Line Lenders, each Swing Line Loan shall be made by the Swing Line Lenders ratably in accordance with their respective Swing Line Commitments.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lenders at any time in their sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lenders to so request on its behalf), that each Revolving Credit Lender make either a Specified Rate Loan or a Base Rate Loan (as applicable to the underlying Swing Line Loan at such time, subject to automatic conversion thereof from a Specified Rate Loan to a Base Rate Loan at the time contemplated by Section 2.05(a) hereof) in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02(a), without regard to the minimum and multiples specified therein for the principal amount of the Specified Rate Loans and/or Base Rate Loans (as applicable), but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lenders shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lenders at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Specified Rate Loan or a Base Rate Loan (as applicable) to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lenders.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.05(c)(i), the request for Specified Rate Loans and/or Base Rate Loans (as applicable) submitted by the Swing Line Lenders as set forth herein shall be deemed to be a request by the Swing Line Lenders that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lenders pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lenders any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lenders shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lenders at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lenders (or either of them) in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lenders submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lenders receive any payment on account of such Swing Line Loan, the Swing Line Lenders will distribute to such Lender its Pro Rata Share of such payment in the same funds as those received by the Swing Line Lenders.

(ii) If any payment received by the Swing Line Lenders in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lenders under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Swing Line Lenders in their discretion), each Revolving Credit Lender shall pay to the Swing Line Lenders its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lenders.

(e) Interest for Account of Swing Line Lenders. The Swing Line Lenders shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Specified Rate Loan or Base Rate Loan (as applicable) or risk participation pursuant to this Section 2.05 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lenders.

(f) Payments Directly to Swing Line Lenders. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to each Swing Line Lender.

(g) Defaulting Lenders. This Section 2.05 shall be subject to the applicable provisions of Section 2.16 in the event any Revolving Credit Lender becomes a Defaulting Lender.

Section 2.06. Prepayments. (a) Optional. (i) Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time, voluntarily prepay the Revolving Credit Loans of any Tranche in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 1:00 p.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (3) on the date of prepayment of Base Rate Committed Loans; (B) any prepayment of Eurocurrency Rate

Committed Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.06. Each prepayment of the Loans pursuant to this Section 2.06(a) shall be applied among the Facilities in such amounts as the Company may direct in its sole discretion. Each prepayment in respect of a particular Facility shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) No Bid Loan may be prepaid without the prior consent of the applicable Bid Loan Lender; provided that in connection with the repayment in full or refinancing of all of the Facilities, if any Bid Loan is outstanding at such time, the Company shall be permitted to deposit with the Administrative Agent cash or deposit account balances (or a letter of credit) pursuant to documentation reasonably satisfactory to such Bid Loan Lender in an amount equal to the sum of the outstanding principal amount of such Bid Loan and the remaining interest payments on such Bid Loan.

(iii) The Company may, upon notice to the Swing Line Lenders (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lenders and the Administrative Agent not later than 3:00 p.m. on the date of the prepayment, (B) any such prepayment shall be in a minimum principal amount of the lesser of $100,000 and the total principal amount of the Swing Line Loans then outstanding and (C) any such prepayment shall be applied ratably to the outstanding Swing Line Loans held by the respective Swing Line Lenders. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iv) Notwithstanding anything to the contrary contained in this Agreement, the Company may rescind any notice of prepayment under Section 2.06(a)(i) or 2.06(a)(iii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(v) Notwithstanding anything to the contrary contained in this Agreement, if the Company fails to make any prepayment under Section 2.06(a)(i) or 2.06(a)(iii) on the prepayment date specified in the applicable prepayment notice, no Default or Event of Default shall result from such failure so long as the Company makes such prepayment within one Business Day of the specified prepayment date; provided that interest shall accrue on the unpaid amount from the specified prepayment date to the date of the actual prepayment at an interest rate equal to the Base Rate plus the Applicable Margin regardless of whether the Loan being prepaid is a Base Rate Loan, a Eurocurrency Rate Loan or a Swing Line Loan, which interest shall be payable on the applicable interest payment date.

(b) Excess Total Revolving Outstandings. If the Administrative Agent notifies the Company at any time that the Total Revolving Outstandings at such time exceed an amount equal to 105% of the Aggregate Revolving Credit Commitments then in effect, then, within five Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce the Total Revolving Outstandings as of such date of payment to an amount not to exceed 100% of the Aggregate Revolving Credit Commitments then in effect (provided that in the case of any Eurocurrency Rate Loan, if the Borrowers deposit in an escrow account on terms satisfactory to the Administrative Agent an amount (the “Escrowed Amount”) for the prepayment of such Eurocurrency Rate Loan on the last day of then next-expiring Interest Period for such Eurocurrency Rate Loan, the Total Revolving Outstandings shall be deemed to be reduced by an amount equal to the Escrowed Amount for purposes of this Section 2.06(b), it being agreed and understood that interest in respect of any Escrowed Amount shall continue to accrue thereon at the rate provided hereunder for the Eurocurrency Rate Loan which such Escrowed Amount is intended to repay until such Escrowed Amount shall have been used in full to repay such Eurocurrency Rate Loan).

(c) Funding Losses, Etc. All prepayments under this Section 2.06 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.06. Notwithstanding any of the other provisions of Section 2.06(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under Section 2.06(b), other than on the last day of the Interest Period therefor, the Company may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Company or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with Section 2.06(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Company or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with Section 2.06(b).

Section 2.07. Termination or Reduction of Revolving Credit Commitments. (a) Optional. The Company may, upon written notice to the Administrative Agent, terminate the Aggregate Revolving Credit Commitments or the Revolving Credit Commitments of any Tranche, or from time to time permanently reduce the Aggregate Revolving Credit Commitments or the Revolving Credit Commitments of any Tranche; provided that (i) any such notice shall be received by the Administrative Agent one Business Day prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount (A) of $500,000 or any whole multiple of $100,000 in excess thereof or (B) equal to the Aggregate Revolving Credit Commitments or the Revolving Credit Commitments of such Tranche, as applicable, at such time and (iii) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Commitments of the relevant Tranche, such sublimit or facility commitments shall be automatically reduced by the amount of such excess. Notwithstanding the foregoing, the Company may rescind or postpone any notice of reduction or termination of any Tranche of Revolving Credit Commitments if such reduction or termination would have resulted from a refinancing of all or any part of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Revolving Credit Commitments of any Tranche shall be automatically and permanently reduced to $0 on the Maturity Date applicable to such Tranche.

(c) Application of Revolving Credit Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Revolving Credit Commitments of any Tranche under this Section 2.07. Upon any reduction of unused Revolving Credit Commitments of any Tranche, the Revolving Credit Commitment of each Lender of such Tranche shall be reduced by such Lender’s Pro Rata Share of the amount by which such Revolving Credit Commitments are reduced (other than the termination of the Revolving Credit Commitment of any Lender as provided in Section 3.08). All commitment fees accrued until the effective date of any termination of the Revolving Credit Revolving Credit Commitments shall be paid on the effective date of such termination.

Section 2.08. Repayment of Loans. (a) Revolving Credit Loans. Each Borrower shall repay to the Administrative Agent for the ratable account of the applicable Revolving Credit Lenders of any Tranche on the Maturity Date applicable to such Tranche the aggregate principal amount of all of its Revolving Credit Loans of such Tranche outstanding on such date.

(b) Bid Loans. The Company shall repay each Bid Loan on the last day of the Interest Period in respect thereof.

(c) Swing Line Loans. The Company shall repay its Swing Line Loans on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date applicable to the Revolving Credit Commitments.

Section 2.09. Interest. (a) Subject to the provisions of Section 2.09(b), (i) each Eurocurrency Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin, (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin, (iii) each Bid Loan shall bear interest on the outstanding principal amount thereof for the Interest Period therefor at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus (or minus) the Eurocurrency Bid Margin, or at the Absolute Rate for such Interest Period, as the case may be, and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Federal Funds Rate plus the Applicable Margin for Eurocurrency Rate Revolving Credit Loans, or at such other rates as may be agreed between the Company and the Swing Line Lenders.

(b) While any Event of Default set forth in Section 8.01(a) or (f) exists (but, in the case of any Event of Default set forth in Section 8.01(a), only upon the election of the Administrative Agent or the Required Lenders), the Borrowers shall pay interest on all overdue amounts hereunder (regarding which all applicable grace periods set forth in Section 8.01 have expired) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.10. Fees. In addition to certain fees described in Sections 2.04(i) and 2.04(j):

(a) Commitment Fee for Revolving Credit Commitments. The Borrowers shall pay to the Administrative Agent a commitment fee (for any group of Revolving Credit Lenders, the “Commitment Fee”) for the account of each Revolving Credit Lender in accordance with its Pro Rata Share of the Revolving Credit Facility, a Commitment Fee in Dollars equal to the Applicable Margin times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans, (B) the Outstanding Amount of L/C Obligations and (C) the Outstanding Amount of Swing Line Loans. The Commitment Fees shall accrue at all times from the Sixth Restatement Effective Date until the date on which the aggregate Revolving Credit Commitments have terminated, the Outstanding Amounts on Revolving Credit Loans and the Swing Line Loans have been paid and the Outstanding Amounts on all L/C Obligations have been paid or Cash Collateralized (the “Revolving Termination Date”), including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Sixth Restatement Effective Date, and on the Revolving Termination Date. The Commitment Fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(b) Other Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.11. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by JPMCB’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.12. Payments Generally. (a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 3:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 3:00 p.m. in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Unless a Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if a Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Overnight Rate; and

(ii) if any Lender failed to make such payment with respect to any Committed Borrowing, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the relevant Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Committed Loan included in the applicable Committed Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Committed Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or a Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the relevant Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Committed Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation.

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.04(d), 2.05(c) or 9.07 (or if the Borrowers shall have paid any amount or posted any cash collateral in respect of such Lender’s Pro Rata Share of Swing Line Obligations or L/C Obligations pursuant to Section 2.16(b)(ii)), then notwithstanding any contrary provision hereof, with respect to any amounts thereafter received by the Administrative Agent for the account of such Lender, the Administrative Agent (i) shall apply such amounts (A) first, for the benefit of the Administrative Agent, the Swing Line Lender or the L/C Issuer to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and (B) second, unless an Event of Default has occurred and is continuing, to reimburse the Borrowers for any cash collateral posted by the Borrowers until the Borrowers are fully reimbursed, and (ii) thereafter, may, in its sole discretion, hold any such remaining amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; provided any amounts held pursuant to clause (ii) hereof shall be released to such Lender upon the earlier of (x) the date on which any of the actions described in Section 8.02(a), 8.02(b) or 8.02(c) or the proviso to Section 8.02 shall have been taken or occurred and (y) the Revolver Maturity Date.

(h) Notwithstanding anything to the contrary in any Loan Document, if any Loan Party fails to make any payment when due under this Agreement (after the expiration of any otherwise applicable notice or grace periods) and such failure to pay is caused solely by administrative or technical error, it is understood and agreed that no Default or Event of Default will be deemed to be continuing under this Agreement so long as a Loan Party makes such payment promptly after any Specified Responsible Officer becomes aware of such error (but in any event within one Business Day after the Company receives notice of such payment failure from the Administrative Agent).

Section 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Committed Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Committed Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14. Designated Borrowers.

(a) The Company may at any time, upon not less than ten (10) Business Days’ notice from the Company to the Administrative Agent designate any wholly-owned Restricted Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Revolving Credit Loans hereunder that are denominated in an Alternative Currency by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit G (a “Designated Borrower Request and Assumption Agreement”); provided that such Applicant Borrower shall not become a Designated Borrower hereunder if, within such ten (10) Business Day period, any Lender provides a notice in writing to the Administrative Agent and the Company of its objection to such designation on the basis that it shall be unlawful under Laws applicable to such Lender to make Loans or extend credit or otherwise do business with such Applicant Borrower. The parties hereto further acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel, “know your customer” documents and information and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. Promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit H (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Revolving Credit Loans hereunder that are denominated in an Alternative Currency, on the terms and conditions set forth herein; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date that is five Business Days after such effective date.

(b) The Obligations of each Designated Borrower shall be several in nature.

(c) Each Restricted Subsidiary of the Company that becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices (including as agent for service of process), (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d) The Company may from time to time, upon not less than ten (10) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans or L/C Obligations payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans or Letters of Credit made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

(e) Notwithstanding anything to the contrary herein, the status of any Subsidiary as a Designated Borrower shall terminate immediately if, at any time, the Company and such Subsidiary are not able to make any of the representations set forth below with respect to such Subsidiary at such time (the occurrence of such situation with respect to such Subsidiary, a “Specified Representation Default”):

(i) Such Designated Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Designated Borrower, the “Applicable Designated Borrower Documents”), and the execution, delivery and performance by such Designated Borrower of the Applicable Designated Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Designated Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Designated Borrower is organized and existing in respect of its obligations under the Applicable Designated Borrower Documents.

(ii) The Applicable Designated Borrower Documents are in proper legal form under the Laws of the jurisdiction in which such Designated Borrower is organized and existing for the enforcement thereof against such Designated Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Designated Borrower Documents.

(iii) It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Designated Borrower Documents that the Applicable Designated Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Designated Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Designated Borrower Documents or any other document, except for (A) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Designated Borrower Document or any other document is sought to be enforced and (B) any charge or tax as has been timely paid.

(iv) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Designated Borrower is organized and existing either (A) on or by virtue of the execution or delivery of the Applicable Designated Borrower Documents or (B) on any payment to be made by such Designated Borrower pursuant to the Applicable Designated Borrower Documents, except as has been disclosed to the Administrative Agent.

(v) The execution, delivery and performance of the Applicable Designated Borrower Documents executed by such Designated Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Designated Borrower is organized and existing, not subject to any notification or authorization except (A) such as have been made or obtained or (B) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

The Company agrees to give prompt notice to the Administrative Agent of any Specified Representation Default with respect to any Subsidiary that is a Designated Borrower, and within the later of (x) five (5) Business Days after the occurrence of such Specified Representation Default or (y) in the case of Eurocurrency Rate Loans, the ending date of the applicable Interest Period, such Subsidiary shall pay in full the unpaid principal of and interest on all its outstanding Loans and Cash Collateralize the then

Outstanding Amount of all its L/C Obligations (in an amount equal to the then Outstanding Amount thereof), failing which the Company shall forthwith make such payments and post such Cash Collateral pursuant to its guarantee thereof set forth in Article 10. Nothing in this Section 2.14(e) shall limit or otherwise affect the Guarantor Party’s obligations under Article 10.

Section 2.15. Increase in Revolving Credit Commitments. (a) Upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may request: (i) additional Revolving Credit Commitments pursuant to any Commitment Increase and Joinder Agreement on one or more occasions after the Sixth Restatement Effective Date, additional Revolving Credit Commitments, by an aggregate amount not to exceed $1,000,000,000. Each such addition under this Section 2.15(a) shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof.

(b) Any such additional Revolving Credit Commitments (the “Additional Revolving Credit Commitments”) may be made, at the option of the Company, by either (i) increasing the Revolving Credit Commitments with the same terms (including pricing and currency) as the existing Revolving Credit Commitments or (ii) creating a new tranche of the Revolving Credit Facility with the Additional Revolving Credit Commitments of Lenders willing to fund in an Additional Alternative Currency pursuant to which Revolving Credit Loans under such new tranche may be denominated in such Additional Alternative Currency.

(c) At the time of the sending of notice requesting additional Revolving Credit Commitments, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide an additional Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase (which shall be calculated on the basis of the amount of the funded and unfunded exposure under all the Facilities held by each Lender). Any Lender not responding within such time period shall be deemed to have declined to provide an additional Revolving Credit Commitment. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Company may also invite additional Eligible Assignees to become Revolving Credit Lenders, as applicable, pursuant to a commitment increase and joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (each, a “Commitment Increase and Joinder Agreement”).

(d) If any Revolving Credit Commitments are added in accordance with this Section 2.15, the Administrative Agent and the Company shall determine the effective date (the “Additional Commitments Effective Date”) and the final allocation of such addition. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such addition and the Additional Commitments Effective Date. As a condition precedent to such addition, the Company shall deliver to the Administrative Agent a certificate of the Company dated as of the Additional Commitments Effective Date signed by a Responsible Officer of the Company certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Article 5 are true and correct in all material respects on and as of the Additional Commitments Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.15(d), the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 and (ii) no Default exists before or after giving effect to such addition.

(e) On each Additional Commitments Effective Date, each Lender or Eligible Assignee which is providing an additional Revolving Credit Commitment shall become a “Revolving Credit Lender” for all purposes of this Agreement and the other Loan Documents with a Revolving Credit Commitment that is increased by (in the case of an existing Revolving Credit Lender) or equal to (in the case of a new Revolving Credit Lender) such additional Revolving Credit Commitment.

Section 2.16. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unused portion of the Revolving Credit Commitments of such Defaulting Lender under Section 2.10(a);

(b) if any Swing Line Obligations or L/C Obligations exist at the time any Revolving Credit Lender becomes a Defaulting Lender then:

(i) all or any part of the Swing Line Obligations (other than the portion of such Swing Line Obligations referred to in clause (b) of the definition of such term) and L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Credit Lenders in accordance with their respective Pro Rata Shares of the Swing Line Obligations and L/C Obligations but only to the extent (A) no Event of Default has occurred and is continuing at such time and (B) the sum of all non-Defaulting Lenders’ Revolving Outstandings plus such Defaulting Lender’s Pro Rata Share of all Swing Line Obligations and L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the relevant Borrower shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Pro Rata Share of all Swing Line Obligations and (y) second, cash collateralize for the benefit of the L/C Issuer only the relevant Borrower’s obligations corresponding to such Defaulting Lender’s Pro Rata Share of all L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(g) for so long as such Defaulting Lender’s Pro Rata Share of all L/C Obligations is outstanding;

(iii) if the relevant Borrower cash collateralizes any portion of such Defaulting Lender’s Pro Rata Share of all L/C Obligations pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.04(i) with respect to such Defaulting Lender’s Pro Rata Share of all L/C Obligations during the period such Defaulting Lender’s Pro Rata Share of all L/C Obligations is cash collateralized;

(iv) if such Defaulting Lender’s Pro Rata Share of all L/C Obligations is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the fees payable to the non-Defaulting Lenders pursuant to Sections 2.04(i) and 2.10(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and

(v) if all or any portion of such Defaulting Lender’s Pro Rata Share of all L/C Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the L/C Issuer or any other Lender hereunder, all facility fees and commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Credit Commitment that was utilized by such L/C Obligations) and letter of credit fees payable under Section 2.04(i) with respect to such Defaulting Lender’s Pro Rata Share of all L/C Obligations shall be payable to the L/C Issuer until and to the extent that such Defaulting Lender’s Pro Rata Share of all L/C Obligations is reallocated and/or cash collateralized; and

(c) so long as any Revolving Credit Lender is a Defaulting Lender, the Swing Line Lenders shall not be required to fund such portion of any Swing Line Loan that equals such Defaulting Lender’s Pro Rata Share of such Swing Line Loan, and the L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless they are satisfied (in their reasonable judgment) that the related exposure and the Defaulting Lender’s then outstanding Pro Rata Share of all L/C Obligations will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.16(b), and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(b)(i) (and such Defaulting Lender shall not participate therein).

(d) In the event that the Administrative Agent, the Company, the Swing Line Lenders and the L/C Issuers each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Revolving Credit Lenders’ Pro Rata Shares of the Swing Line Obligations and L/C Obligations shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Lenders (other than Bid Loans and Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Pro Rata Share, and such Lender shall cease to be a Defaulting Lender.

Section 2.17. Extension of Maturity Date.

(a) Each Revolving Credit Lender’s Revolving Credit Commitment may be extended, if at the time (i) the conditions specified in Section 4.02 are met and (ii) the representations and warranties contained in Sections 5.05(b) and 5.06 are true and correct in all material respects, in the manner set forth in this Section 2.17, on not more than two occasions, for a period of one year after the date on which the Revolving Credit Commitment of such Revolving Credit Lender would have been terminated. If the Company wishes to request an extension of each Revolving Credit Lender’s Revolving Credit Commitment, it shall give notice to that effect to the Administrative Agent not less than 30 days and not more than 90 days prior to the date that the Company desires that such extension take effect (the “Extension Date”, which Extension Date shall not be earlier than the date that is four years prior to the then applicable Maturity Date of the Revolving Credit Commitments, such that, for the avoidance of doubt, the remaining term of the Revolving Credit Commitments after giving effect to such extension shall in no event exceed five years at any time), whereupon the Administrative Agent shall promptly notify each of the Revolving Credit Lenders of such request. Each Revolving Credit Lender wishing to extend shall respond affirmatively to such request within 15 days of such request (or such longer period as the Company and the Administrative Agent may reasonably agree) to the Administrative Agent. If any Revolving Credit Lender shall not have responded affirmatively within such 15-day period (or such longer period, if applicable), such Revolving Credit Lender shall be deemed to have rejected the Company’s proposal to extend its Revolving Credit Commitment, and only the Revolving Credit Commitments of those Revolving Credit Lenders which have responded affirmatively shall be extended, subject to receipt by the Administrative Agent of counterparts of an extension agreement in form reasonably satisfactory to the Administrative Agent and the Company (an “Extension Agreement”), duly completed and signed by the Company, the Administrative Agent and all of the Revolving Credit Lenders which have responded affirmatively. The Administrative Agent shall provide to the Company, no later than 10 days prior to the Extension Date for any such request, a list of the Revolving Credit Lenders which have responded affirmatively. The Extension Agreement shall be executed and delivered no later than five days prior to the Extension Date, and no extension of the Revolving Credit Commitments pursuant to this Section 2.17 shall be legally binding on any party hereto unless and until such Extension Agreement is so executed and delivered by Revolving Credit Lenders having at least 51% of the aggregate amount of the Revolving Credit Commitments.

(b) If any Revolving Credit Lender rejects, or is deemed to have rejected, the Company’s proposal to extend its Revolving Credit Commitment (i) such Revolving Credit Lender’s Revolving Credit Commitments shall terminate on the Revolver Maturity Date applicable to such Revolving Credit Lender, (ii) the Company shall pay to such Revolving Credit Lender on the applicable Revolver Maturity Date any amounts due and payable to such Revolving Credit Lender on such date and (iii) the Company may, if it so elects, designate an Eligible Assignee to become a Revolving Credit Lender, or agree with an existing Revolving Credit Lender that such Revolving Credit Lender’s Revolving Credit Commitment shall be increased, provided that the aggregate amount of the Revolving Credit Commitments following any designation or agreement may not exceed the aggregate amount of the Revolving Credit Commitments as in effect immediately prior to the relevant request (except to the extent that the Revolving Credit Commitments are being increased pursuant to Section 2.15). Upon execution and delivery by the Company and such replacement Revolving Credit Lender or other Eligible Assignee of an instrument of assumption in form and amount reasonably satisfactory to the Administrative Agent and execution and delivery of the Extension Agreement pursuant to Section 2.17(a), such existing Lender shall have a Revolving Credit Commitment as therein set forth or such other Eligible Assignee shall become a Lender with a Revolving Credit Commitment as therein set forth and all the rights and obligations of a Lender with such a Revolving Credit Commitment hereunder.

(c) The Administrative Agent shall promptly notify the Revolving Credit Lenders and the Company of the effectiveness of each extension of the Revolving Credit Commitments pursuant to this Section 2.17.

(d) If, by reason of the operation of this Section 2.17, the Revolver Maturity Date of any Revolving Credit Lender (a “Terminating Lender”) occurs prior to the Revolver Maturity Date of any other Revolving Credit Lender, then (i) upon such earlier Revolver Maturity Date, the participations of the Terminating Lender in all then outstanding Letters of Credit and Swing Line Loans shall be reallocated among the other Revolving Credit Lenders and/or cash collateralized in the same manner as contemplated by Section 2.16(b) and (ii) subject to implementation of clause (i), the participation of the Terminating Lender in each then outstanding Letter of Credit or Swing Line Loan shall terminate.

ARTICLE 3

TAXES, INCREASED COSTS AND ILLEGALITY

Section 3.01. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent; provided, however, that no failure to provide such evidence shall constitute a Default unless and until the Administrative Agent or the applicable Lender shall first have notified the Company of such failure and such failure shall continue for more than 10 days after the Company receives such notice.

(d) The Company and the applicable Loan Party shall indemnify each Recipient, within 20 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate, showing the calculation of the amount owed in reasonable detail, as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify, within 10 days after demand therefor (i) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Company and the applicable Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting or expanding the obligation of the Company and applicable Loan Party to do so), (ii) the Administrative Agent and the Company, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07(g) relating to the maintenance of a Participant Register and (iii) the Administrative Agent and the Company, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Company in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Company, as applicable, shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (B) or (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by an IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, and a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, or an IRS Form W-9, and other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and;

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section 3.01, the term “Lender” includes any Swing Line Lender and any L/C Issuer and the term “applicable law” includes FATCA.

(j) From and after the Sixth Restatement Effective Date, for purposes of determining withholding Taxes imposed under FATCA, it is agreed that the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(k) Nothing in this Section 3.01 shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled; provided, however, that if (x) the Company requests a Lender or Agent, in writing, to pursue an available refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 and (y) such requested pursuit would not be expected to affect such Lender or Agent adversely as determined in the sole discretion of such Lender or Agent, exercised in good faith, such Lender or Agent shall pursue such refund in good faith, so long as the Company agrees to pay all associated out-of-pocket expenses.

Section 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability to Determine Rates. If the (x) the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (y) the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders in the event such suspension was due to clause (y) above) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Committed Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurocurrency Rate) or any L/C Issuer;

(ii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such L/C Issuer or such other Recipient hereunder (whether of principal, interest or otherwise), then the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender, such L/C Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such L/C Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered , as reasonably determined by such Lender, such L/C Issuer or such other Recipient (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Person under agreements having provisions similar to this Section after consideration of such factors as such Person then reasonably determines to be relevant).

(b) If any Lender or any L/C Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section for any increased costs or reductions incurred more than 180 days (or, in the case of any increased costs or reductions arising from a Change in Law under the Dodd-Frank

Act or Basel III, 30 days) prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is made retroactive by a Governmental Authority, then the 180-day period (or 30-day period, if applicable) referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Bid Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Bid Request pursuant to which such Bid Loan was made.

Section 3.05. Reserves on Eurocurrency Rate Loans. (a) If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), the Company shall pay (or cause the applicable Designated Borrower to pay) to such Lender additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error).

(b) If any Lender is required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority or other Governmental Authority imposed in respect of the maintenance of the Revolving Credit Commitments or the funding of the Eurocurrency Rate Loans, the Company shall pay (or cause the applicable Designated Borrower to pay) such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Revolving Credit Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan. Any Lender requesting payment from any Borrower under Section 3.05(a) or (b) shall give such Borrower at least fifteen days’ prior notice (with a copy to the Administrative Agent). If a Lender fails to give notice fifteen days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen days from receipt of such notice.

Section 3.06. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent), the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;

(c) any failure by any Borrower to make payment of any Loan or reimbursement of any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 3.08(a);

including any loss or expense arising from the liquidation or reemployment of funds obtained by such Lender to maintain such Loan, any foreign exchange losses or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to any Lender under this Section 3.06, such Lender shall be deemed to have funded each Eurocurrency Rate Committed Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Committed Loan was in fact so funded.

Section 3.07. Matters Applicable to All Requests for Compensation. (a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Company contemporaneously with the demand for payment setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods. For the avoidance of doubt, any additional amounts required to be paid pursuant to Section 3.01 are not subject to the limitations set forth in this Section.

(b) (i) With respect to any Lender’s claim for compensation under any of Sections 3.02 through 3.06, no Borrower shall be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the relevant Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation from any Borrower under any of Sections 3.04 through 3.05, such Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.07(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(ii) With respect to any Lender’s claim for compensation under Section 3.01, no Borrower shall be required to compensate such Lender for any Taxes to the extent such Taxes were either (A) paid by such Lender to a taxing authority for the purpose of satisfying the Lender’s tax liability related to the claim for compensation under Section 3.01 if such payment occurred more than 180 days prior to the date that such Lender notifies the relevant Borrower of such claim or (B) assessed by a taxing authority in writing more than 180 days prior to the date that such Lender notifies the relevant Borrower of a claim for compensation under Section 3.01.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loan (or to convert Base Rate Loans into Eurocurrency Rate Loans) shall be suspended pursuant to Section 3.07(b) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.04 through 3.05 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to any Borrower (with a copy to the Administrative Agent) that the circumstances specified in any of Sections 3.04 through 3.05 that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.07 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Revolving Credit Commitments.

(e) (i) If a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 3.01 in the future and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(ii) Each Lender agrees that if any Lender (A) requests compensation under any of Sections 3.04 through 3.05, or (B) notifies any Borrower that it has determined that it is unlawful for its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then such Lender will, if requested by such Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that in each case, such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.07(e) shall affect or postpone any of the Obligations of any Borrower or the rights of such Lender pursuant to Sections 3.02 or 3.04 through 3.05.

Section 3.08. Replacement of Lenders Under Certain Circumstances. (a) If at any time:

(i) any Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or Sections 3.04 through 3.05, as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Sections 3.04 through 3.05 or

(ii) any Lender becomes a Defaulting Lender,

then the Company may, on ten Business Days’ prior written notice to the Administrative Agent and such Lender, either:

(A) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign 100% of its relevant Revolving Credit Commitments and the principal of its relevant outstanding Loans plus any accrued and unpaid interest pursuant to Section 11.07(d) (with the assignment fee to be paid by such Borrower unless waived by the Administrative Agent in such instance) all of its relevant rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to any Borrower to find a replacement Lender or other such Person or

(B) terminate the Revolving Credit Commitment of such Lender and repay all obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date;

provided, however, that in the case of a Defaulting Lender only, the Company shall have the right to take such action as it may elect (including no action) under the immediately preceding clauses (A) and/or (B) independently and at different times with respect to any one or more Tranches of Loans (and the related Revolving Credit Commitments) of such Defaulting Lender, without being obligated to take the same action with respect to all Tranches of Loans and related Revolving Credit Commitments of such Defaulting Lender.

(b) Any Lender being replaced pursuant to Section 3.08(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Revolving Credit Commitment and outstanding Loans and related participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the relevant Borrower or the Administrative Agent.

(c) Pursuant to an Assignment and Assumption arising by operation of Section 3.08(b), (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Revolving Credit Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (ii) all obligations of each Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with the execution of such Assignment and Assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by each relevant Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to be a Lender hereunder with respect to such assigned Loans, Revolving Credit Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(d) Notwithstanding anything to the contrary, (i) any Lender that acts as L/C Issuer may not be replaced by operation of this Section 3.08 at any time that it has any Letter of Credit outstanding unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a Cash Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) any Lender that acts as Administrative Agent may not be replaced by operation of this Section 3.08 except in accordance with the terms of Section 9.09.

(e) The Company shall also be entitled to replace a Dissenting Lender in accordance with Section 11.01(e).

Section 3.09. Survival. All of the Borrowers’ obligations under this Article 3 shall survive termination of the Aggregate Revolving Credit Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01. Conditions to Sixth Restatement Effectiveness. The conditions to the effectiveness of the amendment and restatement of the Existing Credit Agreement in the form of this Agreement, are set forth in Section 4 of the Sixth Amendment and Restatement Agreement.

Section 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Committed Loans) is subject to the following conditions precedent:

(a) The representations and warranties of each Loan Party contained in Article 5 (other than those representations and warranties contained in Sections 5.05(b) and 5.06) shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) that for purposes of this Section 4.02(a), the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 6.01(a) and 6.01(b) and, in the case of the financial statements furnished pursuant to Section 6.01(b), the representations contained in Section 5.05(a), as modified by this clause (ii), shall be qualified by the statement that such financial statements are subject to the absence of footnotes and year-end audit adjustments.

(b) No Default shall exist, or would result from such Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lenders shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the reasonable satisfaction of the Administrative Agent.

(e) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Committed Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and 4.02(b) (and, if applicable, (c)) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Company and each other Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Restricted Company (a) is a Person, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws (including, without limitation, Environmental Laws), orders, writs and injunctions, and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to the Borrowers), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are (a) within such Loan Party’s corporate or other powers, (b) have been duly authorized by all necessary corporate, shareholder or other organizational action, and (c) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under, (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree, of or with any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate, in any material respect, any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (ii) to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be made or obtained by any Loan Party in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and (ii) those approvals, consents, exemptions, authorizations, actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05. Financial Statements; No Material Adverse Effect. (a) The audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2015, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto and the unaudited consolidated balance sheet of the Company and its Subsidiaries for the fiscal quarter ended June 30, 2016, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal quarter of the Company and its Subsidiaries (collectively, the “Historical Financial Statements”) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (and, with respect to unaudited financial statements, the absence of footnotes and subject to such adjustments as would be made in connection with the audit of financial statements for the relevant period).

(b) Since December 31, 2015, there has been no change, effect, event or, occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.07. Ownership of Property; Liens. Each of the Restricted Companies has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or the existence of such Lien could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Company and its Subsidiaries (and, when acting on behalf of the Company or any of its Subsidiaries, their respective directors, officers, employees and agents) with Anti-Corruption Laws and applicable Sanctions, and the Company and its Subsidiaries (and, when acting on behalf of the Company or any of its Subsidiaries, to the knowledge of any Responsible Officer of the Company, their respective officers, employees, directors and agents) are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Company or any of its Subsidiaries, (ii) to the knowledge of any Responsible Officer of the Company, any director, officer or employee of the Company or any if its Subsidiaries or (iii) to the knowledge of the Company, any agent of the Company or any of its Subsidiaries that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 5.09. Taxes. The Company and its Restricted Subsidiaries have timely filed all federal and material state and other tax returns and reports required to be filed, and have paid all federal and material state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets that are due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.10. ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect. In the preceding five years, each Loan Party and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and in the preceding five years, no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except to the extent a failure to make such contributions or application, as the case may be, could not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the knowledge of any Specified Responsible Officer of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) none of the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums not yet due or premiums due and not yet delinquent under Section 4007 of ERISA); (iv) none of the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.11. Margin Regulations; Investment Company Act. (a) No proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U issued by the FRB.

(b) None of the Borrowers, any Person Controlling any of the foregoing, nor any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.12. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole (and considered together with all information publicly disclosed by the Consolidated Companies) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under and at the time which they were made, not materially misleading; provided that, with respect to financial estimates, projected or forecasted financial information and other forward-looking information, the Company and each other Borrower represent and warrant only that such information was prepared in good faith based upon assumptions believed by the Company to be reasonable in light of conditions existing at the time of preparation; it being understood that (A) such projections and forecasts, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such projections or forecasts may differ significantly from the projected or forecasted results and that such differences may be material and that such projections and forecasts are not a guarantee of financial performance and (B) no representation is made with respect to information of a general economic or general industry nature.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding or not otherwise provided for in full in a manner reasonably satisfactory to relevant the L/C Issuer, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.13) cause each Restricted Subsidiary to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within 105 days after the end of each fiscal year of the Company beginning with the fiscal year ending on December 31, 2016, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and audited and accompanied by a report and opinion of KPMG LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that if the independent auditor provides an attestation and a report with respect to management’s report on internal control over financial reporting and its own evaluation of internal control over financial reporting, then such report may include a qualification or limitation due to the exclusion of any acquired business from such report to the extent such exclusion is permitted under rules or regulations promulgated by the SEC or the Public Company Accounting Oversight Board;

(b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company beginning with the fiscal quarter ending on September 30, 2016, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth, in each case, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) if there are any Unrestricted Subsidiaries as of the last day of any fiscal quarter, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five Business Days after the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(b) promptly after the same are publicly available, copies of each annual report, proxy or financial statement sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) which the Company files, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the 1934 Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the receipt thereof by a Specified Responsible Officer of the Company, copies of each notice or other correspondence received from any Governmental Authority concerning any material investigation or other material inquiry regarding any material violation of applicable Law by any Restricted Company which would reasonably be expected to have a Material Adverse Effect; and

(d) promptly after any request therefor, such additional information regarding the business, legal, financial or corporate affairs of any Restricted Company, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), 6.01(b) or 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on SyndTrak or other relevant website, to which each Lender and the Administrative Agent are granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify (which may be by facsimile or electronic mail or by an automated electronic alert of a posting) the Administrative Agent of the posting of any such documents which notice may be included in the certificate delivered pursuant to Section 6.02(a). Except for such Compliance Certificates, the Administrative Agent shall have no obligation to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Company represents and warrants that it files its financial statements with the SEC and, accordingly, the Company hereby authorizes the Administrative Agent to make available to Public Lenders (x) the Loan Documents and (y) the Company’s financial statements as filed with the SEC (including, without limitation, its Form 10-Q and Form 10-K filings) in satisfaction of the Company’s financial statement delivery obligations under Sections 6.01(a) and (b) above. The Company will not request that any other material be posted to Public Lenders without expressly representing and warranting to the Administrative Agent in writing that such materials do not contain material non-public information within the meaning of U.S. federal securities laws. In no event shall the Company designate as Public Lender information or request that the Administrative Agent post or otherwise provide (and the Administrative Agent agrees that it will not post or otherwise provide) to Public Lenders, any compliance certificates or budgets (or any other materials that are not expressly identified in writing by the Company to the Administrative Agent as suitable for distribution to Public Lenders).

Section 6.03. Notices. Promptly notify the Administrative Agent after a Specified Responsible Officer of the Company obtains knowledge of:

(a) the occurrence of any Default; and

(b) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including any matter arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Restricted Subsidiary and any Governmental Authority, (iii) the commencement of, or any material adverse development in, any litigation, investigation or proceeding affecting any Loan Party or any Subsidiary, or (iv) the occurrence of any ERISA Event.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Company (x) that such notice is being delivered pursuant to Section 6.03(a) or 6.03(b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity to the extent known any and all provisions of this Agreement and any other Loan Document in respect of which such Default exists.

Section 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect or such obligations or liabilities are being contested in good faith by appropriate proceedings.

Section 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 (and, in the case of any Restricted Subsidiary, other than a Designated Borrower, to the extent the failure to do so, could not reasonably be expected to have a Material Adverse Effect) and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, ordinary wear and tear excepted and casualty and condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions to material properties and equipment in accordance with prudent industry practice.

Section 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance of such types and in such amounts (after giving effect to any self-insurance) reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrowers and the Restricted Subsidiaries as are customarily carried under similar circumstances by such other Persons except to the extent that the failure to maintain such insurance could not reasonably be expected to result in a Material Adverse Effect.

Section 6.08. Compliance with Laws. (a) Comply in all material respects with the requirements of all Laws (including, without limitation, Environmental Laws) and all orders, writs, injunctions, and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect or the necessity of compliance therewith is being contested in good faith by appropriate proceedings and (b) maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Company and its Subsidiaries (and, when acting on behalf of the Company or any of its Subsidiaries, their respective directors, officers, employees and agents) with Anti-Corruption Laws and applicable Sanctions.

Section 6.09. Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of such Borrower or such Restricted Subsidiary, as the case may be.

Section 6.10. Inspection Rights. With respect to any Loan Party, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default and such inspections shall be conducted at the sole expense of the Administrative Agent without charge to the Borrowers; provided further that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s accountants.

Section 6.11. Use of Proceeds. Use the proceeds of the Credit Extensions (i) to repay existing Indebtedness of the Consolidated Companies, (ii) to facilitate the Transactions, including, without limitation, to pay fees and expenses incurred in connection with the Transactions and (iii) to provide ongoing working capital and for other general corporate purposes of the Consolidated Companies (including Permitted Acquisitions).

Section 6.12. Further Assurances. Promptly upon reasonable request by the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

Section 6.13. Designation of Subsidiaries. The Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) other than in the case of the designation of (x) a Joint Venture in existence on the Sixth Restatement Effective Date that thereafter becomes a Subsidiary or (y) a Securitization Vehicle (each, an “Excluded Unrestricted Subsidiary”), immediately before and after such designation, no Default shall have occurred and be continuing, (b) other than in the case of the designation of an Excluded Unrestricted Subsidiary, immediately after giving effect to such designation, the Company and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.07 (and, as a condition precedent to the effectiveness of any such designation, the Company shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance) and (c) no Borrower may be designated as an Unrestricted Subsidiary. The designation of any Subsidiary (other than a Securitization Vehicle) as an Unrestricted Subsidiary shall constitute an Investment by the applicable Restricted Companies therein at the date of designation in an amount equal to the net book value (or, in the case of any guarantee or similar Investment, the amount) of the Restricted Companies’ Investments therein. If any Person becomes a Restricted Subsidiary on any date after the Sixth Restatement Effective Date (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), the Indebtedness of such Person outstanding on such date will be deemed to have been incurred by such Person on such date for purposes of Section 7.03.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding or not otherwise provided for in full in a manner reasonably satisfactory to the relevant L/C Issuer:

Section 7.01. Liens. The Company shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Sixth Restatement Effective Date and any modifications, replacements, refinancings, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.03;

(c) Liens for taxes, assessments or governmental charges (i) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, (i) no action has been taken to enforce such Lien, (ii) such Lien is being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (iii) with respect to which the failure to make payment as to all such amounts, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(e) (i) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by a Restricted Company to support the payment of the items set forth in clauses (i) and (ii) of this Section 7.01(e);

(f) (i) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted by a Restricted Company to support the payment of items set forth in clause (i) of this Section 7.01(f);

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens arising in connection with the Cash Management Practices, including Liens securing borrowings from financial institutions and their Affiliates permitted under Section 7.03(k) to the extent specified in the definition of “Cash Management Practices”;

(j) (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Company or any of its material Restricted Subsidiaries or (B) secure any Indebtedness (other than any obligation that is Indebtedness solely as a result of the operation of clause (e) of the definition thereof) and (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any Restricted Company or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, and (iv) on cash or collateral or other financial assets securing obligations of any Restricted Company under any Swap Contract permitted to be incurred pursuant to Section 7.03(o) hereof;

(m) Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in Permitted Acquisitions permitted pursuant to Section 7.02, to be applied against the purchase price for such Investment, and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.04 and (ii) on cash earnest money deposits made by any Restricted Company in connection with any letter of intent or purchase agreement permitted hereunder;

(n) Liens in favor of any Restricted Company securing Indebtedness permitted under Section 7.03(d) or other obligations other than Indebtedness owed by a Restricted Company to another Restricted Company;

(o) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Sixth Restatement Effective Date and any modifications, replacements, renewals or extensions thereof; provided that (i) in the case of Liens securing purchase money Indebtedness or Capitalized Leases, (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement to pledge after-acquired property shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition); provided that individual equipment financings otherwise permitted to be secured hereunder provided by one Person (or its Affiliates) may be cross collateralized to other such equipment financings provided by such Person (or its Affiliates), (ii) in the case of Liens securing Indebtedness other than purchase money Indebtedness or Capitalized Leases, (A) such Liens do not extend to the property of any Person other than the Person acquired or formed to make such acquisition and the subsidiaries of such Person and (B) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extensions thereof) is permitted under Section 7.03;

(p) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable Law) regarding leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business (and Liens consisting of the interests or title of the respective lessors thereunder);

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Restricted Company in the ordinary course of business not prohibited by this Agreement;

(r) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness (other than Indebtedness described in clause (e) of the definition thereof), (ii) relating to pooled deposit or sweep accounts of any Restricted Company to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Restricted Company and (iii) relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(s) Liens securing obligations permitted under Section 7.03(q) to the extent specified therein;

(t) Liens on the assets of a Securitization Vehicle securing Indebtedness under any Securitization Financing permitted under Section 7.03(r);

(u) any pledge of the Equity Interests of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary, to the extent such pledge constitutes an Investment permitted under this Agreement; and

(v) other Liens securing Indebtedness or other obligations to the extent that the outstanding principal amount of the Indebtedness or other obligations secured by such Liens (together with the outstanding principal amount of any Indebtedness then existing pursuant to the provisions of Section 7.03(e) hereof) does not exceed the greater of (i) $500,000,000 and (ii) 15% of Consolidated Shareholders’ Equity.

Section 7.02. Investments. The Company shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, make any Investments, except: (a) Investments of any Restricted Company in another Restricted Company; and (b) any other Investments so long as immediately after giving effect to any such Investment, (i) no Event of Default has occurred and is continuing and (ii) the Company is in Pro Forma Compliance with all of the covenants set forth in Section 7.07 (in each case such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders (either pursuant to Section 6.01(a) or 6.01(b) or in any subsequent delivery of financial information by the Company to the Administrative Agent prior to such making of such Investment) as though such Investment had been made as of the first day of the fiscal period covered thereby).

Section 7.03. Subsidiary Indebtedness. The Company shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Loan Parties under the Loan Documents;

(b) Indebtedness outstanding on the Sixth Restatement Effective Date and any Permitted Refinancing thereof;

(c) Guarantees by a Restricted Subsidiary in respect of Indebtedness of another Restricted Company otherwise permitted hereunder (including, for the avoidance of doubt, unsecured Guarantees in respect of the obligations of the Securitization Vehicle under a Securitization Financing permitted by Section 7.03(r));

(d) Indebtedness of a Restricted Subsidiary that constitutes an Investment permitted by Section 7.02;

(e) Indebtedness of any Restricted Subsidiaries in an aggregate principal amount at any time outstanding (together with the outstanding principal amount of Indebtedness and other obligations secured in reliance on Section 7.01(v), but without duplication thereof) that does not exceed the greater of (i) $500,000,000 and (ii) 15% of Consolidated Shareholders’ Equity;

(f) Indebtedness of a Restricted Subsidiary assumed in connection with any Permitted Acquisition and not incurred in contemplation thereof, and any Permitted Refinancing of any such Indebtedness;

(g) Indebtedness incurred by any Restricted Subsidiary representing deferred compensation to employees of a Restricted Company incurred in the ordinary course of business;

(h) Indebtedness consisting of promissory notes issued by any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the Company or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company permitted by Section 7.05;

(i) Indebtedness incurred by a Restricted Subsidiary in a Permitted Acquisition or Disposition constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments;

(j) Indebtedness consisting of obligations of any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions;

(k) Indebtedness (including intercompany Indebtedness among the Consolidated Companies) in respect of the Cash Management Practices;

(l) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations of a Restricted Subsidiary contained in supply arrangements, in each case, in the ordinary course of business;

(m) Indebtedness incurred by a Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to such similar reimbursement-type obligations; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(n) obligations in respect of bid, performance, stay, customs, appeal and surety bonds and performance and completion guarantees provided by a Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(o) Indebtedness in respect of Swap Contracts entered into in the ordinary course of business and not for speculative purposes;

(p) Indebtedness in respect of any letter of credit or bankers’ acceptance supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(q) Indebtedness incurred in the ordinary course of business in connection with relocation service transactions and secured by the properties which are the subject of such transactions;

(r) (i) Indebtedness incurred in connection with a receivables securitization transaction involving the Restricted Subsidiaries and a Securitization Vehicle (a “Securitization Financing”); provided that (A) such Indebtedness when incurred shall not exceed 100% of the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, (B) such Indebtedness is created and any Lien attaches to such property concurrently with or within forty-five (45) days of the acquisition thereof, and (C) such Lien does not at any time encumber any property other than the property financed by such Indebtedness, and (ii) any unsecured Guarantee by any Restricted Subsidiary of the obligations of the Securitization Vehicle under a Securitization Financing;

(s) Indebtedness (i) of the type described in clause (e) of the definition thereof subject to Liens permitted under Section 7.01 or (ii) secured by Liens permitted under Sections 7.01(e)(ii), 7.01(e)(iii), 7.01(f), or 7.01(q);

(t) Indebtedness secured by Liens permitted pursuant to Section 7.01(v); and

(u) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (t) above.

Section 7.04. Dispositions. The Company shall not, directly or indirectly, dispose of (in one transaction or in a series of transactions) all or substantially all of the property of the Restricted

Companies, considered together as a whole; provided that the Company may, directly or indirectly, dispose of (in one transaction or in a series of transactions) all or substantially all of the property of the Restricted Companies to one or more Restricted Subsidiaries.

Section 7.05. Restricted Payments. The Company shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments ratably with respect to its Equity Interests;

(b) the Company may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Company may make Restricted Payments; provided that the Borrowers would be in Pro Forma Compliance with the covenants set forth in Section 7.07, in each case such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders (either pursuant to Section 6.01(a) or 6.01(b) or in any subsequent delivery of financial information by the Company to the Administrative Agent prior to such Restricted Payments);

(d) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(e) the Company may make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any of the Restricted Companies; and

(f) so long as no Event of Default shall have occurred and be continuing (or would result therefrom) under Sections 8.01(a) or (f), the Company may make Restricted Payments in an aggregate amount of up to $300,000,000 in any fiscal year of the Company; provided that the Borrowers would be in Pro Forma Compliance with the covenants set forth in Section 7.07, in each case such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders (either pursuant to Section 6.01(a) or 6.01(b) or in any subsequent delivery of financial information by the Company to the Administrative Agent prior to such Restricted Payments).

Section 7.06. Use of Proceeds. The Borrowers will not request any Borrowing or Letter of Credit, and the Company shall not use, and shall require that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent such activity, business or transaction would not be prohibited for a U.S. Person pursuant to Sanctions or (C) in any manner that would result in the violation of any Sanctions applicable to the Company or any of its Subsidiaries.

Section 7.07. Financial Covenants. (a) Maximum Leverage Ratio. The Company shall not permit the Leverage Ratio as of the end of any fiscal quarter of the Company for the four fiscal quarter period ending on such date (such four fiscal quarter period referred to as a “Testing Period”) to be greater than 3.50:1.0, provided that (i) at the election of the Company (the notice of which election shall be given within thirty (30) days after consummating the relevant Qualified Acquisition), the level set forth above shall be increased by 0.50:1.0 (a “half-turn”) in connection with a Qualified Acquisition for four consecutive Testing Periods (and no other Testing Periods), starting with the Testing Period in which such Qualified Acquisition is consummated, (ii) the Company may make such an election no more than twice during the life of this Agreement (or, if the Maturity Date of the Revolving Credit Loans has been extended pursuant to Section 2.17, no more than three times during the life of this Agreement) and (iii) upon the return to a maximum Leverage Ratio of 3.50:1.0 after any such election, such level must be maintained for at least two Testing Periods before the Company may elect to increase such level for a subsequent time; provided further that in respect of Testing Periods occurring on or prior to June 30, 2017, (A) the Leverage Ratio of the Company shall not be greater than (1) 4.25:1.0 for the Testing Periods ending June 30, 2016 and September 30, 2016, respectively (2) 4.00:1.0 for the Testing Period ending December 31, 2016 and (3) 3.75:1.0 for the Testing Periods ending March 31, 2017 and June 30, 2017, respectively (B) the Leverage Ratio shall remain at or below 3.50x for two consecutive Testing Periods before it may elect to increase the maximum level from 3.50x to 4.00x pursuant to this Section 7.07 in connection with a Qualified Acquisition and (C) the Company may, at any time prior to the immediately succeeding fiscal quarter end, elect to reduce its maximum Leverage Ratio to 3.50x for such fiscal quarter end and each fiscal quarter end thereafter by delivering an irrevocable written notice of such election to the Administrative Agent; thereafter, the Company may elect to increase the maximum level from 3.50x to 4.00x pursuant to this Section 7.07 in connection with a Qualified Acquisition after its Leverage Ratio remains below 3.50x for two consecutive Testing Periods.

(b) Minimum Interest Coverage Ratio. The Company shall not permit the Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.00:1.0.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Restricted Company fails to pay (i) when due, any amount of principal of any Loan or (ii) within five Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Restricted Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to the Borrowers) or Article 7; or

(c) Other Defaults. Any Restricted Company fails to perform or observe any other term, covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent to the Company; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Restricted Company herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material and adverse respect when made or deemed made; or

(e) Cross-Default. Any Material Company (i) fails to make any payment after the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness owed by one Restricted Company to another Restricted Company) having an aggregate outstanding principal amount in excess of the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, (x) such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or (y) a mandatory offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Material Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Material Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Material Company in an amount exceeding the Threshold Amount and is not paid, released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Material Company a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and there is a period of 60 consecutive days during which such judgment has not been paid and during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. There occurs any Change of Control.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Revolving Credit Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Revolving Credit Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c) require that each Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States (or, in the case of any Designated Borrower that is a Foreign Subsidiary, under the comparable laws of the applicable jurisdiction), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of each Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 11.04 and amounts payable under Article 3 but excluding principal of, and interest on, any Loan) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 11.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Credit Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Credit Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, delivered to the Company.

ARTICLE 9

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01. Appointment and Authorization of Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein or therein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article 9 with respect to any acts taken or omissions suffered by each L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article 9 and in the definition of “Agent-Related Persons” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

Section 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any of their Subsidiaries or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Restricted Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any of their Subsidiaries or any Affiliate thereof.

Section 9.04. Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party or any of their Subsidiaries), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement or the Sixth Amendment and Restatement Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Sixth Restatement Effective Date specifying its objection thereto.

Section 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or a Loan Party referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any of their Subsidiaries thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party or any of their Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any of their Subsidiaries which may come into the possession of any Agent-Related Person.

Section 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct; provided that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided further that to the extent an L/C Issuer is entitled to indemnification under this Section 9.07 solely in connection with its role as an L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer in accordance with this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section 9.07 shall survive termination of the Aggregate Revolving Credit Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08. Agents in their Individual Capacities. JPMCB and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each Loan Party or any of their Subsidiaries as though JPMCB were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, JPMCB or its Affiliates may receive information regarding any Loan Party or any of their Subsidiaries (including information that may be subject to confidentiality obligations in favor of such Loan Party or any of their Subsidiaries) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, JPMCB shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include JPMCB in its individual capacity.

Section 9.09. Successor Agents. The Administrative Agent may resign as the Administrative Agent upon 30 days’ notice to the Lenders and the Company. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Company at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of the Company shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is 30 days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.04(i), 2.04(j), 2.10 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page and/or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “joint book-running manager,” “arranger,” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.12. Appointment of Supplemental Administrative Agents. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Company, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE 10

GUARANTY

Section 10.01. Guaranty. The Company hereby guarantees the punctual payment when due, whether at scheduled maturity or by acceleration, demand or otherwise, of all of its Guaranteed Obligations (the Company, in its capacity as guarantor under this Article 10, the “Guarantor Party”). Without limiting the generality of the foregoing, the liability of the Guarantor Party shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Credit Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

Section 10.02. Guaranty Absolute. The Guarantor Party guarantees that its Guaranteed Obligations will be paid in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Credit Party with respect thereto. The Obligations of the Guarantor Party under or in respect of this Article 10 are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor Party to enforce this Article 10, irrespective of whether any action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions. The liability of the Guarantor Party under this Article 10 shall be irrevocable, absolute and unconditional, and the Guarantor Party hereby irrevocably waives any defenses (other than payment in full of the Guaranteed Obligations) it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of its Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in its Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of its Guaranteed Obligations;

(d) any manner of application of any collateral, or proceeds thereof, to all or any of its Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of its Guaranteed Obligations or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Credit Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Credit Party (the Guarantor Party waiving any duty on the part of the Credit Parties to disclose such information);

(g) the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to its Guaranteed Obligations; or

(h) any other circumstance or any existence of or reliance on any representation by any Credit Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety other than satisfaction in full of the Obligations.

This Article 10 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guarantor Party’s Guaranteed Obligations is rescinded or must otherwise be returned by any Credit Party or any other Person upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

Section 10.03. Waiver and Acknowledgments. (a) The Guarantor Party hereby waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of its Guaranteed Obligations and this Article 10 (other than any notice expressly required by the Loan Documents) and any requirement that any Credit Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person.

(b) The Guarantor Party hereby unconditionally and irrevocably waives any right to revoke this Article 10 and acknowledges that this Article 10 is continuing in nature and applies to all of its Guaranteed Obligations, whether existing now or in the future.

(c) The Guarantor Party hereby unconditionally and irrevocably waives any defense arising by reason of any claim or defense based upon an election of remedies by any Credit Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor Party or other rights of the Guarantor Party to proceed against any of the other Loan Parties, any other guarantor or any other Person and any defense based on any right of set-off or counterclaim against or in respect of the Obligations of the Guarantor Party under this Article 10.

(d) The Guarantor Party hereby unconditionally and irrevocably waives any duty on the part of any Credit Party to disclose to the Guarantor Party any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Credit Party.

(e) The Guarantor Party acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Article 10 are knowingly made in contemplation of such benefits.

Section 10.04. Subrogation. The Guarantor Party hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor Party’s Obligations under or in respect any Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Credit Party against any other Loan Party or any other insider guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guarantor Party’s Guaranteed Obligations and all other amounts payable under this Article 10 shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated or otherwise provided for in full in a manner reasonably satisfactory to the L/C Issuer and the Revolving Credit Commitments shall have expired or been terminated. If any amount shall be paid to the Guarantor Party in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article 10, (b) the latest Maturity Date and (c) the latest date of expiration or termination of all Letters of Credit or other provision therefor in full in a manner reasonably satisfactory to the L/C Issuers, such amount shall be received and held in trust for the benefit of the Credit Parties, shall be segregated from other property and funds of the Guarantor

Party and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guarantor Party’s Guaranteed Obligations and all other amounts payable by it under this Article 10, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) all of the Guaranteed Obligations and all other amounts payable under this Article 10 shall have been paid in full in cash, (ii) the latest Maturity Date shall have occurred and (iii) all Letters of Credit shall have expired or been terminated or other provision therefor in full shall have been made in a manner reasonably satisfactory to the L/C Issuer, the Credit Parties will, at the Guarantor Party’s request and expense, execute and deliver to the Guarantor Party appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor Party of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor Party pursuant to this Article 10.

Section 10.05. Payment Free and Clear of Taxes. Any and all payments by the Guarantor Party under this Article 10 shall be made in accordance with the provisions of this Agreement, including the provisions of Section 3.01 (and the Guarantor Party shall make such payments of Taxes or Other Taxes to the extent described in Section 3.01), as though such payments were made by a Designated Borrower.

Section 10.06. No Waiver; Remedies. No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.07. Right of Set-Off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 8.02 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of said Section 8.02, the Administrative Agent and, after obtaining the prior written consent of the Administrative Agent, each other Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but not any deposits held in a custodial, trust or other fiduciary capacity) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Guarantor Party against any and all of the Obligations of the Guarantor Party now or hereafter existing under any Loan Document, irrespective of whether such Agent or such Lender shall have made any demand under any Loan Document and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Guarantor Party after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section 10.07 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

Section 10.08. Continuing Guaranty; Assignments under this Agreement. This Article 10 is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article 10, (ii) the latest Maturity Date and (iii) the latest date of expiration or termination of all Letters of Credit or other provision therefor in full in a manner reasonably satisfactory to the L/C Issuer, (b) be binding upon the Guarantor Party, its successors and assigns and (c) inure to the benefit of and be enforceable by the Credit Parties and their permitted successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Credit Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Revolving Credit Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Credit Party herein or otherwise, in each case as and to the extent provided in Section 11.07. The Guarantor Party shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all Lenders.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(i) no amendment, waiver or consent shall, without the written consent of each Lender directly affected thereby:

(A) extend or increase the Revolving Credit Commitment of any Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or 4.02, or the waiver of any Default or Event of Default shall not constitute an extension or increase of any Revolving Credit Commitment of any Lender);

(B) postpone any date scheduled for any payment of principal or interest under Section 2.08 or 2.09 or fees under Section 2.04(i), 2.04(j), 2.10(a), 2.16(b)(iv) or 2.16(b)(v);

(C) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (3) of the second proviso to this Section 11.01(a)) any fees or other amounts payable hereunder or under any other Loan Document, it being understood that any change to the definition of Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate; or

(D) change Section 2.13 or 8.03 in any manner that would alter the pro rata sharing of payments required thereby; and

(ii) no amendment, waiver or consent shall, without the written consent of each Lender,

(A) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder; or

(B) release all or substantially all of the value of the Guaranty;

provided further that:

(1) no amendment, waiver or consent shall, unless in writing and signed by the relevant L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it;

(2) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lenders in addition to the Lenders required above, affect the rights or duties of the Swing Line Lenders under this Agreement;

(3) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document;

(4) Section 11.07(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification;

(5) no amendment, waiver or consent shall alter the allocation of payments, obligations or rights set forth in, Section 2.01(b), 2.04(l) or 2.16(b) between the Tranches of Revolving Credit Commitments without the consent of Lenders having more than 50% of the outstanding principal amount of each Tranche of Revolving Credit Commitments affected thereby, voting as separate classes; and

(6) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended nor the principal amount owed to such Lender reduced nor the final maturity thereof extended without the consent of such Lender (it being understood that any Revolving Credit Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

(c) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Company (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d) Notwithstanding anything to the contrary contained herein, in order to implement any Additional Revolving Credit Commitments in accordance with Section 2.15, this Agreement may be amended for such purpose (but solely to the extent necessary to add such Additional Revolving Credit Commitments in accordance with Section 2.15) by the Company, the Administrative Agent and the relevant Lenders providing such Additional Revolving Credit Commitments.

(e) Notwithstanding anything to the contrary contained in this Section 11.01, in the event that the Company requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders (or all affected Lenders) and such modification or amendment is agreed to by the Required Lenders, then with the consent of the Company and the Required Lenders, the Company and the Required Lenders shall be permitted to amend this Agreement without the otherwise required consent of the Lender or Lenders that did not agree to the modification or amendment requested by the Company (such Lender or Lenders, collectively the “Dissenting Lenders”) to provide for (i) the termination of the Revolving Credit Commitment of each of the Dissenting Lenders, (ii) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Revolving Credit Commitment of one or more of the Required Lenders (with the written consent thereof), so that the total Revolving Credit Commitment after giving effect to such amendment shall be in the same amount as the total Revolving Credit Commitment immediately before giving effect to such amendment, (iii) if any Loans (including, for the avoidance of doubt, any L/C Advances and Swing Line Loans made by any Dissenting Lender) are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Required Lender or Lenders, as the case may be, as may be necessary to repay in full, at par, the outstanding Loans of the Dissenting Lenders and any other amounts then due and owing to such Dissenting Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (i), (ii) and (iii).

Section 11.02. Notices and Other Communications; Facsimile Copies. (a) Generally. Unless otherwise expressly provided herein, all notices and other communications provided for under any Loan Document shall be in writing (including by facsimile transmission and, except as otherwise specifically provided herein, electronic mail). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 11.02(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lenders, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lenders.

All such notices and other communications shall be deemed to be given or made upon the earlier of (x) actual receipt by the relevant party and (y) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lenders pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic means. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article 2 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Such Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower in the absence of gross negligence or willful misconduct.

Section 11.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided under each Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 11.04. Attorney Costs, Expenses and Taxes. Each Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of a single firm of attorneys acting as counsel to the Administrative Agent, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs of counsel to the Administrative Agent. All amounts due under this Section 11.04 shall be paid within ten (10) Business Days after receipt by the Company of an invoice in reasonable detail. The agreements in this Section 11.04 shall survive the termination of the Aggregate Revolving Credit Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

Section 11.05. Indemnification by the Borrowers. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall jointly and severally indemnify and hold harmless each Agent, each Arranger, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, attorneys-in-fact, trustees and advisors (collectively the “Indemnitees”) from and against any and all liabilities, losses, damages, claims and costs (including Attorney Costs, which shall be limited to one counsel to the Administrative Agent and the Lenders (exclusive of one local counsel to the Administrative Agent and the Lenders in each relevant jurisdiction), unless (x) the interests of the Administrative Agent and the Lenders are sufficiently divergent, in which case one additional counsel may be appointed and (y) if the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, one additional counsel for such Lender or group of Lenders in the case of clause (a) below) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with:

(a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby;

(b) any Revolving Credit Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); or

(c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Restricted Company or any of their Subsidiaries, or any Environmental Liability related in any way to any Restricted Company or any of their Subsidiaries; or

(d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto;

(all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims and costs (x) have resulted from the gross negligence or willful misconduct of such Indemnitee or material breach of the Loan Documents by such Indemnitee as determined by the final non-appealable judgment of a court of competent jurisdiction or (y) arise from claims of any of the Lenders solely against one or more Lenders that have not resulted from any misrepresentation, default or the breach of any Loan Document or any actual or alleged performance or non-performance by a Borrower or one of its Subsidiaries or other Affiliates or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through SyndTrak or other similar information transmission systems in connection with this Agreement, except to the extent resulting from the willful misconduct or gross negligence of such Indemnitee as determined by the final non-appealable judgment of a court of competent jurisdiction, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Sixth Restatement Effective Date); provided, however, that the foregoing liability exclusion with respect to the Loan Parties shall not limit the indemnification obligations of the Loan Parties otherwise provided for above in respect of third party claims against the Indemnitees. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 11.05 shall be paid promptly after receipt by the Company of an invoice in reasonable detail. The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Revolving Credit Commitments and the repayment, satisfaction or discharge of all the other Obligations. Without limiting the provisions of Section 3.01, this Section 11.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

Section 11.06. Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then:

(a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and

(b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 11.07. Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Notwithstanding Section 11.07(a), neither the Company nor any other Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender.

(c) Notwithstanding Section 11.07(a), no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.07(d), (ii) by way of participation in accordance with the provisions of Section 11.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Sections 11.07(h) and 11.07(j) or (iv) to an SPC in accordance with the provisions of Section 11.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void).

(d) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement; provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or, in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $25,000,000, in the case of any assignment in respect of the Revolving Credit Facility, unless each of the Administrative Agent and, so long as no Event of Default in respect of Section 8.01(a) or 8.01(f) has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitment assigned, except that this clause (ii) shall not (x) apply to rights in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) any assignment of a Revolving Credit Commitment to an Eligible Assignee must be approved, if applicable, by the Persons specified for such assignment in the definition of Eligible Assignee;

(iv) the parties (other than the Company unless its consent to such assignment is required hereunder) to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee the Company shall have no obligation to pay except as required in Section 3.08); and

(v) the assigning Lender shall deliver any Notes evidencing such Loans to the Company or the Administrative Agent (and the Administrative Agent shall deliver such Notes to the Company). Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.07(e), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.06, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (d) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.07(f).

(e) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of each Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.04 owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and each Borrower, each Agent and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f) Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Borrower, each Agent and each other Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a)(i)

or 11.01(a)(ii) that directly affects such Participant. Subject to Section 11.07(g), each Participant shall be entitled to the benefits of Section 3.01, and Sections 3.04 through 3.06 (subject to the requirements and limitations therein, including the requirements under Sections 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(d). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.10 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(g) A Participant shall not be entitled to receive any greater payment under Section 3.01 and Sections 3.04 through 3.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Credit Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Credit Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive as to the identity of each Participant and the amount of Loans and Revolving Credit Commitments attributed to such Participant, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement under its Note, if any to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein:

(i) any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that

(A) nothing herein shall constitute a commitment by any SPC to fund any Loan, and

(B) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.

(ii) (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including its obligations under Section 3.01 or 3.04 through 3.06), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.

(iii) any SPC may (A) with notice to, but without prior consent of any Borrower or the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee is an Eligible Assignee which has complied with the requirements of Section 11.07(d)).

Section 11.08. Successors. Notwithstanding anything to the contrary contained herein, any or all of JPMCB, Bank of America, Citi, MUFG, U.S. Bank and Wells Fargo Bank may, upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or Swing Line Lender; provided that on or prior to the expiration of such 30-day period with respect to any resignation as L/C Issuer, such resigning L/C Issuer shall have identified a successor L/C Issuer reasonably acceptable to the Company willing to accept its appointment as successor L/C Issuer. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint a successor L/C Issuer or Swing Line Lender from among the Lenders willing to accept such appointment; provided that a failure by the Company to appoint any such successor shall not affect the resignation of JPMCB, Bank of America, Citi, MUFG, U.S. Bank or Wells Fargo Bank as L/C Issuer or Swing Line Lender, as the case may be, except as provided above. If any entity resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Specified Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). If JPMCB, Bank of America, Citi, MUFG, U.S. Bank or Wells Fargo Bank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Specified Rate Loans and/or Base Rate Loans (as applicable) or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c).

Section 11.09. Confidentiality. Each Agent and each Lender agrees to maintain the confidentiality of the Information, except that the Information may be disclosed (a) to its affiliates, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and who have agreed or are otherwise obligated to keep such Information confidential, and the applicable Agent or Lender shall be responsible for compliance by such Persons with such obligations); (b) to the extent requested by any regulatory authority having jurisdiction over the applicable Agent or Lender; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Agent or Lender that discloses any Information pursuant to this clause (c) shall provide the Company prior notice (it being understood and agreed that such notice shall not be required with respect to Information disclosed to the extent requested by any regulatory authority having jurisdiction over the applicable Agent or Lender) of such disclosure (to the extent not prohibited by applicable Laws) so as to provide the Company, at its sole expense, with the reasonable opportunity to obtain a protective order or other comparable relief; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section 11.09 (or as may otherwise be reasonably acceptable to each Borrower), (x) to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (y) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to its obligations under this Agreement; (f) with the written consent of the Company; (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.09 or (y) becomes available to any Agent, any Lender or any of their respective Affiliates (including the Arrangers) on a nonconfidential basis from a source other than the Company or its Subsidiaries or Affiliates (including the Arrangers) provided that such source is not known to such Agent or such Lender, after reasonable inquiry, to be bound by an obligation of confidentiality; (h) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, any Agent and any Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to any Agent and any Lender in connection with the administration and management of this Agreement, the other Loan Documents, the Revolving Credit Commitments, and the Credit Extensions. For the purposes of this Section 11.09, “Information” means all information received from any Loan Party relating to any Loan Party or any of its Subsidiaries or Affiliates, or their respective businesses, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party (or any of their respective Subsidiaries or Affiliates) other than as a result of a breach of this Section 11.09.

Section 11.10. Set-off. In addition to any rights and remedies of each Lender provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by each Borrower (on its own behalf and on behalf of each other Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but not any deposits held in a custodial, trust or other fiduciary capacity), at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 11.10 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

Section 11.11. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under any Loan Document shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to such Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.12. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 11.13. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of any Agent or any Lender in any other Loan Document shall not be deemed a conflict with this Agreement and subject, in the case of Letter of Credit Applications, to the last sentence of Section 2.04(b)(i). Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 11.14. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 11.15. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.16. Governing Law. (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE CITY OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO (EXCEPT THAT, IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO THE ADMINISTRATIVE AGENT, ANY L/C ISSUER, ANY SWING LINE LENDER OR ANY OTHER LENDER, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS).

Section 11.17. Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.18. Binding Effect. This Agreement shall become effective when it shall have been executed by each Borrower and the Administrative Agent shall have been notified by each Lender, each Swing Line Lender and the L/C Issuer that each such Lender, Swing Line Lender and the L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, each Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 11.19. No Implied Duties. The Borrowers acknowledge that (a) the sole role of the Arrangers is to syndicate the Facilities and to arrange for future amendments and other modifications hereto and (b) no Agent has any duty other than as expressly provided herein. Without limiting the generality of the foregoing, the Borrowers agree that no Arranger or Agent shall in any event be subject to any fiduciary or other implied duties. Additionally, the Borrowers acknowledge and agree that the Arrangers are not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrowers have consulted and will continue to consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby (including any amendments or other modifications hereto), and no Arranger or Credit Party shall have any responsibility or liability to any Borrower with respect thereto. Any review by any Arranger or Credit Party of the Borrowers, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Arranger or Credit Party and shall not be on behalf of any Borrower.

Section 11.20. USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower and any guarantor, which information includes the name and address of such Borrower or guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower or guarantor in accordance with the Act.

Section 11.21. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 11.22. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA

Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

[SIGNATURE PAGES]

Schedule 1.01

Unrestricted Subsidiaries

None

Schedule 2.01

Revolving Credit Commitments

[on file with the Administrative Agent]

Schedule 2.04

L/C Commitments

[on file with the Administrative Agent]

Schedule 2.05

Swing Line Commitments

[on file with the Administrative Agent]

Schedule 11.02

Administrative Agent’s Office; Certain Addresses For Notices

Administrative Agent, Swing Line Lenders and L/C Issuers

Administrative Agent Contact:	Administrative Agent Contact (copy):

JPMorgan Chase Bank, N.A. 500 Stanton Christiana Road, Ops2 Newark, DE 19713 Attention: James Campbell Tel: 302-634-1929 Fax: 302-634-1417 Email: james.x.campbell@chase.com	JPMorgan Chase Bank, N.A. 383 Madison Avenue, 24th Fl New York, NY 10179 Attention: Long Nguyen Tel: (212) 270-4369 E-mail: long.q.nguyen@jpmorgan.com

Administrative Agent Contact (copy in connection with any Borrowing or continuation of Committed Loans denominated in Alternative Currencies):

loan_and_agency_london@jpmorgan.com

fax no. +44 (0)207 777 2360

JPMorgan Chase Bank, N.A. (as Swing Line Lender and L/C Issuer)

500 Stanton Christiana Road, Ops2

Newark, DE 19713 Attention: James Campbell

Tel: 302-634-1929

Fax: 302-634-1417

Email: james.x.campbell@chase.com

ABA#: 021000021

Bank of America, N.A. (as Swing Line Lender and L/C Issuer)

901 Main Street

Dallas, TX 75202-3714 Mail Code: TXI-492-14-14

Attention: Marija Farmer

Telephone: 1-214-209-0183

Facsimile: 1-214-290-9428

E-mail: marija.farmer@bankofamerica.com

Account No.: 1366212250600

Ref: Fidelity National ABA#: 026009593

The Bank of Tokyo-Mitsubishi UFJ, Ltd. (as Swing Line Lender and L/C Issuer)

1251 Avenue of the Americas, 12th Floor

Attn: Dolores Ruland – Loan Operations Dept.

BTMU Operations Office for the Americas

New York, NY 10020-1104

A/C #: 97770191

ABA#: 026009632

Wells Fargo Bank, N.A. (as Swing Line Lender and L/C Issuer)

1700 Lincoln St, Denver CO 80203

Attention (Primary): Vince Winston

Tel: 303-863-5126

Fax: 866-269-8331

Email: DENLNSVMemberNotices@wellsfargo.com

Attention (Secondary): Josh Leslie

Tel: 303-863-5768

Fax: 866-269-8331

Email: DENLNSVMemberNotices@wellsfargo.com

Denver, CO

ABA: 121000248

Account Name: Denver WLS

Account Number: 00029694050720

Reference: Fidelity National

Citibank, N.A. (as Swing Line Lender and L/C Issuer)

Sathyeswar Arumugam

Citibank, N.A.

1615 Brett Road, Building III

New Castle, DE 19720

Telephone: 201-472-4414

E-mail Address: GLOriginationOps@citi.com

W-9 Tax id: 13-5266470

MEI: US1L027740

WIRING INSTRUCTIONS:

USD

Bank Name: Citibank, N.A.

ABA/Routing No.: 021-000-089

Account Name: SSB

Account Number: 4078-4524

U.S. Bank N.A (as Swing Line Lender and L/C Issuer)

800 Nicollet Mall, 3rd FL

Minneapolis, MN 55402

Attention: Judy Payne

Telephone: 1-612-303-3868

Facsimile: 1-612-303-3851

E-mail: Judy.payne@usbank.com

Account No: 0006854-2160600

Routing Number: 091000022

Account Name: Syndication Services

REF: Fidelity National Services

BORROWER

Copy:

Fidelity National Information Services, Inc.

601 Riverside Avenue, T-12

Jacksonville, Florida 32204

Attention: Jason Couturier,

Treasurer Tel: 904-438-6038

Fax: 904-438-6032

E-Mail: jason.couturier@fisglobal.com

Fidelity National Information Services, Inc.

601 Riverside Avenue, T-12

Jacksonville, Florida 32204

Attention: Marc M. Mayo, Chief Legal Officer

Tel: 904-438-6660

Fax: 904-438-6032

E-Mail: marc.mayo@fisglobal.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:             ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Sixth Amended and Restated Credit Agreement dated as of August [_], 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, each lender party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Swing Line Lenders and L/C Issuers from time to time party thereto.

The Company hereby requests, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):

☐ A Borrowing of Committed Loans	☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of .

3.	Comprised of .

[Tranche and Type of Loan requested or to be converted]

4.	In the following currency:

5.	For Eurocurrency Rate Loans: with an Interest Period of months.

6.	On behalf of [insert name of applicable Designated Borrower].

[The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(a) of the Agreement.]1

[1]	Include if Multicurrency Revolving Credit Borrowing requested.

A-1

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Name:
Title:

A-2

EXHIBIT B-1

FORM OF BID REQUEST

            ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Sixth Amended and Restated Credit Agreement dated as of August [    ], 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, each lender party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Swing Line Lenders and L/C Issuers from time to time party thereto.

The Revolving Credit Lenders are invited to make Bid Loans:

1.	On (a Business Day).

2.	In an aggregate amount not exceeding $ (with any sublimits set forth below).

3.	Requested currency: .

4.	Comprised of (select one):

☐ Bid Loans based on an Absolute Rate	☐ Bid Loans based on Eurocurrency Bid Margin

Bid Loan No.	Interest Period requested	Maximum principal amount requested
1	days/mos	$
2	days/mos	$
3	days/mos	$

The Bid Borrowing requested herein complies with the requirements of the proviso to the first sentence of Section 2.03(a) of the Agreement.

B-1-1

The Company authorizes the Administrative Agent to deliver this Bid Request to the Revolving Credit Lenders. Responses by the Revolving Credit Lenders must be in substantially the form of Exhibit B-2 to the Agreement and must be received by the Administrative Agent by the time specified in Section 2.03 of the Agreement for submitting Competitive Bids.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Name:
Title:

B-1-2

EXHIBIT B-2

FORM OF COMPETITIVE BID

            ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Sixth Amended and Restated Credit Agreement dated as of August [    ], 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, each lender party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Swing Line Lenders and L/C Issuers from time to time party thereto.

In response to the Bid Request dated             ,         , the undersigned offers to make the following Bid Loan(s):

1.	Borrowing date: (a Business Day).

2.	In an aggregate amount not exceeding $ (with any sublimits set forth below).

3.	Currency: .

4.	Comprised of:

Bid Loan No.	Interest Period offered	Bid Maximum	Absolute Rate or Eurocurrency Bid Margin*
1	days/mos	$	(- +) %
2	days/mos	$	(- +) %
3	days/mos	$	(- +) %

*	Expressed in multiples of 1/100th of a basis point.

B-2-1

Contact Person:                      Telephone:

[NAME OF LENDER]

By:
Name:
Title:

******************************************************************

THIS SECTION IS TO BE COMPLETED BY THE COMPANY IF IT WISHES TO ACCEPT ANY OFFERS CONTAINED IN THIS COMPETITIVE BID:

The offers made above are hereby accepted in the amounts set forth below:

Bid Loan No.	Principal Amount Accepted
$
$
$

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Name:
Title:

Date:

B-2-2

EXHIBIT C

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	JPMorgan Chase Bank, N.A., as Swing Line Lender and Administrative Agent

Bank of America, N.A., as Swing Line Lender

Citibank, N.A., as Swing Line Lender

The Bank of Tokyo-Mitsubishi UFJ, LTD., as Swing Line Lender

U.S. Bank National Association, as Swing Line Lender

Wells Fargo Bank, National Association, as Swing Line Lender

Ladies and Gentlemen:

Reference is made to the Sixth Amended and Restated Credit Agreement dated as of August [    ], 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, each lender party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Swing Line Lenders and L/C Issuers from time to time party thereto.

The Company hereby requests a Swing Line Loan:

1. On                                          (a Business Day).

2. In the amount of $        .

3. The aggregate principal balance of Swing Line Loans outstanding (after giving effect to the advance requested hereunder) is $         (after giving effect to all repayments of the Swing Line Loans being made on such date).

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.05(a) of the Agreement.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Name:
Title:

C-1

EXHIBIT D

FORM OF REVOLVING CREDIT NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Revolving Credit Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Revolving Credit Loan made by the Revolving Credit Lender from time to time to the Borrower under that certain Sixth Amended and Restated Credit Agreement dated as of August [    ], 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Fidelity National Information Services, Inc., a Georgia corporation, the Designated Borrowers from time to time party thereto, each lender party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Swing Line Lenders and L/C Issuers from time to time party thereto.

The Borrower promises to pay interest on the aggregate unpaid principal amount of each Revolving Credit Loan made from time to time by the Revolving Credit Lender to the Borrower under the Agreement from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.05(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Revolving Credit Lender in the currency in which such Revolving Credit Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty. Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Revolving Credit Lender shall be evidenced by one or more loan accounts or records maintained by the Revolving Credit Lender in the ordinary course of business. The Revolving Credit Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount, currency and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[BORROWER]

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To: JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Sixth Amended and Restated Credit Agreement dated as of August [    ], 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, each lender party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Swing Line Lenders and L/C Issuers from time to time party thereto.

The undersigned, a Responsible Officer of the Company, hereby certifies as of the date hereof that he/she is the                      of the Company, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on behalf of the Company, and hereby certifies on behalf of the Company that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company and its Subsidiaries ended as of the above date, together with the report and opinion of the independent certified public accountant required by such Section.

[Use following paragraph 1 for fiscal quarter financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements and comparative information required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. To the knowledge of the undersigned Responsible Officer, the Company has caused to be made, a review of the activities of the Company and its Restricted Subsidiaries in regard to the matters relevant to this Compliance Certificate during such fiscal period and has required that the results thereof be reported to the undersigned Responsible Officer.

[select one:]

[To the knowledge of the undersigned Responsible Officer after taking into account the review reports described above, no Default has occurred during such fiscal period and is continuing on the Financial Statement Date.]

– or –

[To the knowledge of the undersigned Responsible Officer after taking into account the review reports described above, the following is a list of each Default (and its nature and status) that has occurred during such fiscal period and is continuing on the Financial Statement Date:]

3. The financial covenant analyses and information set forth on Schedule 2 attached hereto are delivered in compliance with Section 6.02(a).

4. The aggregate principal amount of the Swing Line Loans and Revolving Credit Loans that were drawn for the purpose of credit card settlements and outstanding on the Financial Statement Date is $        , of which $         (the “Repaid Amount”) was repaid within three Business Days after such Loans were drawn, and the Total Indebtedness set forth in Schedule 2 has been reduced by the Repaid Amount.

[Include the following paragraph if applicable]

5. A Qualified Acquisition was consummated during the Subject Period (as defined in Schedule 2 hereto) for which the Company has elected the step-up in the maximum Leverage Ratio level pursuant to and in accordance with the provisions of the first proviso to Section 7.07 of the Agreement (such elected Qualified Acquisition, the “Elected Qualified Acquisition”), including, without limitation, that (i) the notice of such election having been provided within 30 days after the consummation of such Elected Qualified Acquisition, (ii) no more than two such elections (or, if the Maturity Date of the Revolving Loans has been extended pursuant to Section 2.17 of the Agreement, three such elections) may be made during the life of the Agreement and (iii) the Leverage Ratio shall have remained at or below 3.50x for at least two consecutive Testing Periods (as defined in Section 7.07 of the Agreement).

IN WITNESS WHEREOF, the undersigned Responsible Officer has executed this Certificate on behalf of the Company as of                     .

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Name:
Title:

SCHEDULE 1

to the Compliance Certificate

[Audited or unaudited financial statements required by Section 6.01(a) or (b) of the Agreement] [are attached hereto] [or] [are posted on the Company’s website]

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

For the Quarter/Year ended              (“Financial Statement Date”)

“Subject Period” means the four consecutive fiscal quarters ending on the Financial Statement Date.

All Section references refer to the Agreement.

I.	Section 7.07(a)-Leverage Ratio[2]

A.	Consolidated EBITDA of the Restricted Companies

	1.	Consolidated Net Income:		$

	2.	The sum of the amount which, in the determination of Consolidated Net Income for such period, was deducted for, without duplication:

		(i)	total interest expense:	$

		(ii)	income, franchise and similar taxes:	$

		(iii)	depreciation and amortization expense (including amortization of intangibles, goodwill and organization costs):	$

		(iv)	letter of credit fees:	$

		(v)	non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options to employees of the Company or any of its Restricted Subsidiaries pursuant to a written plan or agreement or the treatment of such options under variable plan accounting:	$

		(vi)	extraordinary charges:	$

[2]	Calculated as of the end of any fiscal quarter of the Company for the Subject Period.

(vii)	non-cash amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Loans) of the Company and its Restricted Subsidiaries:	$

(viii)	cash expenses incurred in connection with the Transactions or, to the extent permitted under the Agreement, any Investment permitted under Section 7.02 (including any Permitted Acquisition), Equity Issuance or Debt Issuance (in each case, whether or not consummated):	$

(ix)	losses realized upon the Disposition of property or assets outside of the ordinary course of business:	$

(x)	to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition:	$

(xi)	to the extent covered by insurance, expenses with respect to liability or casualty events or business interruption:	$

(xii)	non-cash purchase accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with any Investment permitted under Section 7.02 (including any Permitted Acquisition):	$

(xiii)	non-cash losses from Joint Ventures and non-cash minority interest reductions:	$

(xiv)	fees and expenses in connection with exchanges or refinancings of Indebtedness not prohibited by this Agreement:	$

(xv)	(A) non-cash, non-recurring charges with respect to employee severance, (B) other non-cash, non-recurring charges so long as such charges described in this clause (B) do not result in a cash charge in a future period (except as permitted in clause (C)) and (C) non-recurring charges other than those referred to in clauses (A) and (B) so long as such charges described in this clause (C) do not exceed $100,000,000 during any fiscal year:	$

		(xvi)	other expenses or charges of the Company and its Restricted Subsidiaries reducing Consolidated Net Income which do not represent a cash item in such period or any future period:	$

			Total	$

	3.		The sum of the amount which, in the determination of Consolidated Net Income, has been included for:

		(i)	non-cash gains (other than with respect to cash actually received) and extraordinary gains:	$

		(ii)	gains realized upon the Disposition of property outside of the ordinary course of business:	$

			Total	$

	4.	Excluded effects:

		(i)	Unrealized losses/gains in respect of Swap Contracts:	$

		(ii)	Losses/gains in respect of purchase accounting adjustments for earnout obligations arising from acquisitions	$

			Total	$

	5.	Consolidated EBITDA (Line I.A.l +Total for I.A.2-Total for I.A.3 (+/-)Total for Line I.A.4) =		$

B.	Total Indebtedness at the Financial Statement Date

	1.	The aggregate Outstanding Amount of all Loans, the aggregate undrawn amount of all outstanding trade Letters of Credit and all Unreimbursed Amounts:[3]		$

	2.	The sum of the following other Indebtedness of the Restricted Companies:[4]

[3]	The amount to be reported on Item 1 shall be reduced by the Repaid Amount referred in paragraph 4 of the Compliance Certificate (i.e. the amount of any outstanding Swing Line Loans and Revolving Credit Loans drawn for the purpose of credit card settlements that were repaid within three Business Days after such Loans were drawn).
[4]	Item 2 shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person.

	(i)	all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments or agreements:	$

	(ii)	the maximum available amount of all letters of credit (including standby and commercial) and bankers’ acceptances, in each case solely to the extent drawn and unreimbursed:	$

	(iii)	indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (the amount for purposes of this Item (iii) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith):	$

	(iv)	all Attributable Indebtedness:	$

	(v)	all indebtedness or similar financing obligations under any Securitization Financing:	$

	(vi)	all Guarantees of the Restricted Companies of the Indebtedness of any Person of the types set forth in items (i) through (v):	$

		Subtotal	$

3.	Total Indebtedness (Item 1 + Subtotal for Item 2):[5]		$

[5]	To be reduced, in the case of any Indebtedness of a Majority-Owned Subsidiary that is a Restricted Subsidiary, by an amount directly proportional to the amount by which Consolidated EBITDA determined pursuant to Section I.A. above was reduced (including through the calculation of Consolidated Net Income) by the elimination of a minority interest in such Majority-Owned Subsidiary owned by a Person other than a Restricted Company.

Leverage Ratio (Line I.B.3/Line I.A.5)	: 1.00

Maximum permitted Leverage Ratio:

Period Ending Date	Leverage Ratio[6]
June 30, 2016	4.25:1
September 30, 2016	4.25:1
December 31, 2016	4.00:1
March 31, 2017	3.75:1
June 30, 2017	3.75:1
Each fiscal quarter end thereafter	3.50:1*

*	If an Elected Qualified Acquisition (as defined in paragraph 5 of this Compliance Certificate) was consummated during the Subject Period, the maximum permitted Leverage Ratio level above of 3.50:1 shall be increased by 0.50:1 for the duration provided in the Agreement.

[6]	With respect to any period ending date occurring on or prior to June 30, 2017, the Company may elect to permanently reduce the maximum permitted Leverage Ratio to 3.50 for any such period ending date (and all subsequent period ending dates); subject, however, to any later increase as a result of any Elected Qualified Acquisition.

II. Section 7.07(b)-Interest Coverage Ratio7

A.	Consolidated EBITDA of the Restricted Companies (Line I.A.5 above):		$

B.	Consolidated Interest Charges of the Restricted Companies for the Subject Period, which is the amount payable with respect to:		$

	1.	total interest expense payable in cash plus pay-in-kind interest in respect of all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or similar instruments or agreements (including the interest component under Capitalized Leases, but excluding, to the extent included in interest expense, (i) fees and expenses associated with the consummation of the Transactions, (ii) annual agency fees paid to the Administrative Agent, (iii) costs associated with obtaining Swap Contracts, (iv) fees and expenses associated with any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated) and (v) amortization of deferred financing costs):	$

	2.	interest income with respect to Cash on Hand:	$

Consolidated Interest Charges Total (Line II.B.1 – Line II.B.2)			$

Interest Coverage Ratio (Line II.A / Line II.B)				: 1.00

		Minimum Interest Coverage Ratio required:		3.00:1.0

[7]	Calculated as of the end of any fiscal quarter of the Company for the four fiscal quarters ending on the Financial Statement Date.

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions as set forth in Annex 1 hereto and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Guaranties and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower(s):	Fidelity National Information Services, Inc. (and Designated Borrowers, if any)

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Sixth Amended and Restated Credit Agreement dated as of August [ ], 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time; the terms defined therein being used herein as therein defined), among Fidelity National Information Services, Inc., a Georgia corporation, the Designated Borrowers from time to time party thereto, each lender party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Swing Line Lenders and L/C Issuers from time to time party thereto.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans	CUSIP Number
Revolving Credit Facility			%

7.	Trade Date:

Effective Date:             , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:
JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swing Line Lenderand L/C Issuer

By:
Title:

[Consented to:]
[SWING LINE LENDER], as Swing Line Lender

By:
Title: ]

[Consented to:]
[L/C ISSUER], as L/C Issuer

By:
Title: ]

[Consented to:
FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Title: ]

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) the sale and assignment of the Assigned Interest is made by this Assignment and Assumption in accordance with the terms and conditions contained in the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates, or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates, or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the

Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

4. GOVERNING LAW. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXHIBIT G

FORM OF DESIGNATED BORROWER

REQUEST AND ASSUMPTION AGREEMENT

Date:             ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Sixth Amended and Restated Credit Agreement, dated as of August [    ], 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, each lender party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Swing Line Lenders and L/C Issuers from time to time party thereto. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

Each of                      (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a [Domestic/Foreign] Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent under Section 2.14 of the Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Agreement.

The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that with effect from the date hereof, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Agreement identical to those which the Designated

G-1

Borrower would have had if the Designated Borrower had been an original party to the Agreement on the Closing Date as a Designated Borrower. The Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Agreement applicable to such Designated Borrower.

The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.14 of the Agreement.

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[NAME OF DESIGNATED BORROWER]

By:
Name:
Title:

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Name:
Title:

G-2

EXHIBIT H

FORM OF DESIGNATED BORROWER NOTICE

Date:             ,

To:	Fidelity National Information Services, Inc.

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Sixth Amended and Restated Credit Agreement, dated as of August [    ], 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, each lender party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Swing Line Lenders and L/C Issuers from time to time party thereto. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [                    ] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

H-1

EXHIBIT I-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(for Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Sixth Amended and Restated Credit Agreement dated as of August [    ], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement” the terms defined therein being used herein as therein defined), among Fidelity National Information Services, Inc., a Georgia corporation, the Designated Borrowers from time to time party thereto, each lender party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Swing Line Lenders and L/C Issuers from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

I-1-1

EXHIBIT I-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(for Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Sixth Amended and Restated Credit Agreement dated as of August [    ], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement” the terms defined therein being used herein as therein defined), among Fidelity National Information Services, Inc., a Georgia corporation, the Designated Borrowers from time to time party thereto, each lender party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Swing Line Lenders and L/C Issuers from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

I-2-1

EXHIBIT I-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(for Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Sixth Amended and Restated Credit Agreement dated as of August [    ], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement” the terms defined therein being used herein as therein defined), among Fidelity National Information Services, Inc., a Georgia corporation, the Designated Borrowers from time to time party thereto, each lender party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Swing Line Lenders and L/C Issuers from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

I-3-1

EXHIBIT I-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(for Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Sixth Amended and Restated Credit Agreement dated as of August [    ], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement” the terms defined therein being used herein as therein defined), among Fidelity National Information Services, Inc., a Georgia corporation, the Designated Borrowers from time to time party thereto, each lender party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Swing Line Lenders and L/C Issuers from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

I-4-1

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

I-4-2